Transparency and financial discipline

Annual Report 2001

THINK private.

Mission

Banca Fideuram brings private investors highly-sophisticated portfolio management services that were previously available to institutional investors only.

LETTER TO SHAREHOLDERS AND CUSTOMERS

CONTENTS

CONSOLIDATED FINANCIAL STATEMENTS AND NOTES

Assets under management (AUM)

(in billions of euros)

	2001	2000	% change

Mutual funds	16.3	25.3	-36
Private banking	14.7	9.6	+53
Insurance / Pension funds	6.5	5.7	+14
Securities / Current accounts	11.2	8.9	+26
	48.7	49.5	-2

Net inflows

(in billions of euros)

	2001	2000	% change

Mutual funds	(7.0)	1.6	-538
Private banking	6.5	3.8	+71
Insurance / Pension funds	0.9	0.7	+29
Securities / Current accounts	3.3	1.5	+120
	3.7	7.6	-51

Network

	2001	2000	% change

Private bankers	3,795	3,782	—

Financial highlights

(consolidated figures in millions of euros)

	2001	2000	% change

Net commissions	493.8	408.2	+21
Total net interest and net revenues	600.8	546.7	+10
Administrative costs and depreciation of assets	(302.5)	(252.0)	+20
Income from operating activities	226.8	252.5	-10
Net income	225.9	223.7	+1

E.V.A. (mln. euros)	151.5	163.8	-8
R.o.E. (%)	25.5	29.5	-14
Cost income ratio (%)	50.3	46.1	+9

INTRODUCTION

LETTER TO SHAREHOLDERS AND CUSTOMERS

The crisis in the markets and the value of transparency

2001 was a year that the financial industry is unlikely to forget.

It was the second consecutive year in which the stock markets turned in a negative performance, something that had not happened since 1973-74.

2001 reconfirmed a number of accepted truths. Firstly that the financial markets are dominated by uncertainty, which is greatest in the short term, and secondly that ours is a cyclical business.

No one had foreseen a global crisis on this scale. After the first quarter of 2001, which is to say 12 months on from the beginning of the “correction”, and after three US interest rate cuts and falls that saw the NASDAQ down 63.5% and S&P 500 down 24% from their peak values, the worst was thought to be over.

Unfortunately, no one had realised that this crisis was different from those of the past 20 years, which we had learned how to interpret and control, and was instead similar to those of the late 19th century, caused by overinvestment (this time in information technology) during a period of low inflation and falling profits.

That is why we were unable to reduce the impact of this crisis on our customers’ investments as much as we would have liked, despite limiting the damage through portfolio diversification and rigorously maintaining the quality of our assets under management, which was and continues to be of the highest level at all times.

We always talk straight with our customers and if current market trends mean that prior investment targets are no longer realistic, we handle the situation with the greatest possible transparency.

Last year saw us analysing the lessons of the crisis in rigorous detail, developing many technical advancements and enhancing the sophisticated coverage of our product range.

This work has further strengthened Banca Fideuram’s position as a manager of long-term financial investments, confirming that the long-term is, indeed, the only investment horizon that enables a portfolio to be optimised using appropriate risk-management techniques.

Results

Notwithstanding the dire market conditions, Banca Fideuram turned in a solid performance, with positive net inflows of 3.7 billion euros and consolidated net income of 225.9 million euros, in line with the previous year.

Moreover, net inflows were positive in every single month of the year excepting September. In addition, inflows from insurance premiums rose to 1,359 million euros (1,082 million in 2000). This result augurs well for our work in the years to come. Thanks to these net inflows and notwithstanding the negative performance of the markets, Assets Under Management (AUM) fell by only 2% compared to year-end 2000.

2001 marked the end of the three-year growth plan launched in 1999 with the objective of:

• Achieving net inflows of between 16.9 and 19.6 billion euros

• Recruiting 1,200 new private bankers

• Obtaining a consolidated ROE of 30% in the last year.

At the end of the period we had:

• Achieved net inflows of 17.6 billion euros, 4% more than our minimum target

• Recruited 1,307 new private bankers

• Obtained a consolidated ROE of 25.5% (after having reached 29.5% in 2000).

In short, we achieved two out of our three targets.

In addition, the quality of growth achieved is also worthy of emphasis.

Firstly, the cost of organic growth (ratio of marketing costs to net inflows) was in the region 2.5%, in line with projections. The cost of the assets under management that could have been obtained through an external acquisition would have been much greater, as indeed would have been the risk involved.

Secondly, the private bankers recruited during the three-year period achieved above-average productivity for the banking system as a whole, in line with Banca Fideuram standards. AUM per private banker averaged 7.2 million euros (“class of 1999”), 5.4 million (2000) and 3.1 million (2001). These figures compare more than favourably with the 3.7 million euros average AUM per financial consultant for Italy as whole*, irrespective of seniority and therefore the time spent accumulating the assets concerned.

Thirdly, although ROE was lower than planned in 2001, consolidated net profits were higher at 608 million euros rather than the 558 million planned. The fall in ROE between 2000 and 2001 wasn’t just the result of stable net profits, but also of 10% growth in shareholders’ equity, which currently amounts to over 1/6 of our consolidated assets.

Banca Fideuram thus emerged from the 1999-2001 three-year plan as a considerably bigger player (AUM + 51%) that at the same time continues to achieve high profitability and capitalisation.

These results were achieved thanks to the confidence our customers place in us, as well as the unstinting dedication and expertise of the Bank and Group Companies’ staff, and above all of the 3,800 private bankers in the Fideuram Network.

* Excluding Banca Fideuram

Market prospects and scenario

Although the short-term market prospects have improved significantly since the 4th quarter of 2001, they are still far from clear.

There is still considerable uncertainty regarding the timing and extent of the recovery due to the continuing influence of a large number of economic and geopolitical unknowns.

The medium term prospects are easier to outline, being influenced, amongst other salient elements, by demographic factors (ageing of the population and increase in life expectancy) and related pensions matters: the over-seventies will account for 30% of the Italian population by 2020.

The need to maintain an adequate standard of living after retirement will, in this context and in the light of the likely restrictive measures regarding public pensions, lead to a steady increase in private savings.

The age structure of the workforce will be particularly favourable in this respect between now and the end of the decade, since the over-thirty-gives, the age group with the highest earning and saving power, will reach their highest absolute and relative levels.

We find ourselves, in short, with a window of opportunity that is of particular interest for the provision of pensions services as part of effective long-term financial planning.

Strategic planning

Although reasonably optimistic, we consider it preferable to adopt a prudent short-term economic scenario for planning purposes, working on the assumption that there will be a slow recovery and continued high market volatility.

We have consequently suspended the launch of our next three-year plan, which was due in the fourth quarter of last year, in consideration of the fact that the market prospects are far from clear. It would, indeed, have been too risky to fix long-term targets in conditions of great uncertainty.

We therefore decided to concentrate on our 2002 annual plan, while continuing a strategic initiative to further strengthen our long-term partnership with our private bankers.

This plan is centred on two main criteria: realism and the creation of value.

We aim to create value by extending the length of our customer relationships. This strategic choice of increasing the duration of revenues is in tune with the needs of private investors in a context where the onus for creating pensions “reserves” has shifted from the public sector to the private individual.

The 2002 plan has two main operating targets:

•                  Total net inflows of at least 3 billion euros.

•                  New life insurance premium inflows of 1.5 billion euros, an increase of 50% on 2001.

The target for total net inflows takes into account the exceptionally unfavourable circumstance that we have two consecutive years of negative stock market performance behind us.

The 2002 plan does, however, allow for increasing the target without any cost increases if the stock markets improve significantly during the first half of the year.

The premium inflows target reflects our strategic choice to increase the importance of life insurance in our business. There are a number of reasons for this in addition to the needs of customers considered above:

•                  Life policies with annuity options are perhaps the most natural representative of the financial planning that is the distinctive competency of our model of modern private banking.

•                  The long duration of these policies (10-15 years) is consistent with the objective of optimising investment through our strategic asset allocation systems.

•                  An investor’s tolerance of short-term volatility is greater for programmes with explicit long-term pensions objectives.

As stated previously, the plan includes expanding our policies for incentivising the loyalty of our private bankers.

This new plan, named “Fideuram Partnership”, is focused on those private bankers that achieve a portfolio of at least 15 million euros at the end of 2002. A sum shall be set aside for this portfolio that increases in proportion to AUM. This sum, which will be invested in pensions policies, shall be paid to the beneficiary upon their retirement providing assets under management have not fallen below the 15 million euro threshold.

The end purpose of the “Fideuram Partnership” is to further consolidate and extend the duration of assets under management by increasing the recognition we afford the loyalty of our private bankers. This initiative, which is above all right and proper where our top partners are concerned, also reflects our assessment that it will be more appropriate at this stage to focus on our strongest current resources rather than to pursue recruitment policies that require a significant financial commitment while also carrying an element of risk.

The same cautious approach to new investments has led us to focus our internationalisation strategy on France at this stage.

Banque Privée Fideuram-Wargny has now begun operations and is engaged in implementing the 2002-2004 plan for advancing the “Fideuram model” of private banking. Its target is to achieve net inflows of 1 billion euros in this three-year period.

Internationalisation is not an easy business. It requires long-term commitment, focus, independent local management and the ability to adapt effectively. Applying these rules consistently will ensure our success.

Transparency and financial discipline

We are well aware that the financial industry’s belle époque of the Eighties and Nineties has probably come to an end.

The markets are looking for new equilibrium as the 2000-2001 crisis comes to an end.

We are confident that we have a clear mission in the years ahead, in particular to help customers make up for a pensions deficit that has reached unacceptable proportions. Moreover, we are equally confident that it is a mission we have both the competencies and resources to fulfil.

Greater virtues are however required in the more complex economic scenario that characterises the beginning of this century.

Fortunately investors and the markets have now adopted a zero-tolerance position regarding any form of slick financial gimmick. They have likewise made clear their appreciation of the qualities of transparency and financial discipline.

Total respect for these values has been a constant cornerstone of our approach to our customers, our strategic planning and our relationships with the financial community and markets.

BOARD OF DIRECTORS

Mario Prati*	Chairman
Franca Cirri Fignagnani*	Deputy Chairman
Ugo Ruffolo*	Managing Director
Carlo Giuseppe Angelini*	Director
Italo Cacopardi*	Director
Giorgio Forti	Director
Giampietro Nattino	Director

* Members of the Executive Committee

Giovanni Campanini	Secretary to the Board of Directors

BOARD OF AUDITORS

Mario Paolillo	Chairman
Vito Codacci Pisanelli	Statutory auditor
Gian Paolo Grimaldi	Statutory auditor

GENERAL MANAGEMENT

Ugo Ruffolo	General Manager
Mario Cuccia	Joint General Manager
Claudio Sozzini	Deputy General Manager

AUDITING COMPANY

PricewaterhouseCoopers S.p.A.

GROUP STRUCTURE AS AT 1.1.2002

Banca FIDEURAM

SANPAOLO IMI

ITALY

- FIDEURAM CAPITAL SIM — 100%
- FIDEURAM FIDUCIARIA — 100%
- FIDEURAM FONDI — 99.25%
- FIDEURAM GESTIONI PATRIMONIALI SIM — 100%
- FIDEURAM ASSICURAZIONI — 100%
- FIDEURAM VITA — 99.75%
- SANPAOLO IMI INSTITUTIONAL ASSET MANAGEMENT — 30%

LUXEMBOURG

- FIDEURAM BANK (LUX) — 99.99%
- FIDEURAM GESTIONS — 99.99%

FRANCE

- BANQUE PRIVEE FIDEURAM WARGNY — 94.81%
- FIDEURAM WARGNY ACTIVE BROKER — 94.81%
- FIDEURAM WARGNY GESTION — 94.67%
- FINANCIERE FIDEURAM — 94.96%
- SOGESMAR — 94.06%
- WARGNY GESTION SAM — 94.46%

SWITZERLAND

- FIDEURAM BANK (SUISSE) — 99.99%

IRELAND

- FIDEURAM ASSET MANAGEMENT — 100%

□ Holdings consolidated on a line-by-line basis

■ Holdings consolidated using the equity method

The percentage shown refers to the total stake held by Banca Fideuram (both directly and indirectly).
The holdings are listed in alphabetical order.

Managed savings environment

Assets (source Bank of Italy)

(in billions of euros)

	2000	1999	1998	1997	1996

Household financial assets in Italy (HFA)	2,602	2,569	2,342	2,062	1,811
Managed savings (MS)	830	850	692	468	343
• Mutual funds	450	475	372	190	102
• Private banking	392	370	281	194	135
• Life insurance technical reserves	165	138	106	85	68
• Pension funds	76	73	56	54	54
• Adjustments	(253)	(206)	(123)	(55)	(16)
MS as % of HFA	32%	33%	30%	23%	19%

Flows (source Bank of Italy)

(in billions of euros)

	2000	1999	1998	1997	1996

Household financial assets in Italy (HFA)	97	94	71	78	90
Managed savings (MS)	10	69	193	102	64
• Mutual funds	(7)	61	162	73	30
• Private banking	33	54	75	44	26
• Life insurance technical reserves	27	32	21	18	11
• Pension funds	4	5	3	3	(1)
• Adjustments	(47)	(83)	(68)	(36)	(2)
MS as % of HFA	10%	73%	272%	131%	71%

Key ratios

	2001	2000	1999	1998	1997

Net income (million euros)	225.9	223.7	157.9	152.2	107.4
EVA (million euros)	151.5	163.8	108.9	99.7	53.9
R.o.E. (%)	25.5	29.5	23.4	25.9	20.6
Cost / income ratio (%)	50.3	46.1	50.3	46.4	48.7
Shareholders’ equity (million euros)	1,047.3	948.4	791.3	713.3	612.4
Net income per share (euros)	0.2484	0.2460	0.1736	0.1674	0.1182
Net income / average Assets under management (%)	0.46	0.48	0.42	0.53	0.47
Banca Fideuram market share of household financial assets in Italy (%)	n.a.	1.90	1.69	1.37	1.23
Total consolidated Balance sheet assets (million euros)	12,641.1	10,925.5	9,753.3	8,449.5	6,772.8
including: assets of insurance companies (million euros)	6,453.9	5,620.1	4,983.9	4,409.7	3,765.6
Assets under management (million euros)	48,662	49,497	43,499	32,166	25,440
Net inflows (million euros)	3,671	7,656	6,225	4,306	3,239
Private bankers (no.)	3,795	3,782	3,509	3,168	2,813
Employees (no.)	1,771	1,715	1,417	1,221	1,180
Branches (no.)	82	74	63	57	53
Private banker’s offices (no.)	99	97	100	102	99

Issuer credit rating (Standard & Poor’s)	long term: A+	short term: A-1		outlook: positive

n.a. = not available

GLOSSARY

EVA™(Economic Value Added): is calculated by subtracting the shareholder’s expected return on the consolidated shareholders’ equity (cost of capital) from the net income. The expected return equals the net return on 12-month Treasury Bills issued at the beginning of the year plus a market risk premium which is assumed to be constant at 4.5 percent over the periods concerned.

R.o.E.: the ratio between net income and average of shareholders’ equity at the beginning and at the end of the period.

Cost / income ratio: operating costs/total net interest and net revenues. Operating costs comprise administrative expenses plus the depreciation of tangible and intangible assets, excluding the amortisation of goodwill.

Shareholders’ equity: the sum of share capital, all reserves, negative consolidation differences and net income.

Total consolidated Balance sheet assets: comprises the assets of the consolidated companies plus the assets of the Group’s insurance companies.

Assets under management: this item comprises two subitems: (a) managed savings and (b) not managed savings.

(a)          Managed savings includes the assets under management of     mutual funds, the equities of pension funds, private banking and the technical reserves of life insurance activities.

(b)         Not managed savings includes securities deposited with the bank (excluding units in the Group’s mutual funds), the technical reserves of P&C insurance activities and current accounts balances.

Net inflows: gross inflows net of repayments and sales.

Private bankers: professionals in the italian national register of financial advisers.The number includes insurance consultants (in training).

Branches: unit with banking facilities of Banca Fideuram only.

Banca Fideuram Share Information

	2001	2000	1999	1998	1997	1996	1995

Share price
• period end (euros)	9.006	14.860	11.890	6.096	4.058	1.713	0.946
• maximum (euros)	15.752	20.050	11.890	7.156	4.129	1.960	1.047
• minimum (euros)	5.025	9.957	4.691	3.165	1.676	0.920	0.850
Market capitalisation (million euros)	8,189	13,512	10,811	5,543	3,690	1,557	860
Price / Net income per share	36.2	60.4	68.7	36.4	34.3	20.0	14.8
Price / Book value	7.8	14.2	13.7	7.8	6.0	2.9	1.8

CONTENTS

Consolidated financial statements and notes
• Consolidated Balance sheet (reclassified)
• Consolidated Statement of income (reclassified)

Main results and closing of the three year plan
• Banca Fideuram Group results
• Close of the 1999/2001 three year growth plan and new 2002 plan

Operating results
• Assets and inflows
• Life insurance
• Embedded value and embedded value earnings of life insurance, mutual funds and private banking businesses

Financial results
• Consolidation area
• Analysis of the Statement of income
• Asset and liability management
• Consolidated shareholders’ equity
• Reconciliation of the parent company’s shareholders’ equity and results with those of the Group
• Consolidated balance sheet and statement of income including the balance sheets and statements of income of the Group’s insurance companies consolidated on a line-by-line basis

Human resources, products and services
• Private bankers and employees
• Fideuram online
• Research and development products and activities
• Systems and information management

Expansion abroad
• Foreign Banks

Supplementary information
• Internal audit
• Subsequent events and business outlook for the current year

Consolidated financial statements
• Balance sheet
• Statement of income
• Notes to the consolidated financial statements
• Statement of consolidated cash flows

Independent auditors’ report

CONSOLIDATED FINANCIAL STATEMENTS AND NOTES

CONSOLIDATED BALANCE SHEET

(RECLASSIFIED)

	31.12.2001	31.12.2000	Change
	Euros	Euros	Euros	%
	(mln.)	(mln.)	(mln.)
ASSETS

Cash and deposits with central banks	29.3	11.4	17.9	157
Loans:
• loans to customers	484.8	343.3	141.5	41
• due from banks	3,389.1	3,015.0	374.1	12
Dealing securities	1,302.9	846.4	456.5	54
Fixed assets:
• Investment securities	25.5	36.4	(10.9)	30
• Equity investments	301.1	308.4	(7.3)	2
• Intangible and tangible fixed assets	90.7	86.1	4.6	5
Goodwill arising on consolidation and application of the equity method	81.4	100.9	(19.5)	19
Other assets	482.4	557.5	(75.1)	13
TOTAL ASSETS	6,187.2	5,305.4	881.8	17

LIABILITIES AND SHAREHOLDERS’ EQUITY

Payables:
• due to customers	3,560.2	2,720.4	839.8	31
• due to banks	506.9	468.6	38.3	8
• securities issued	3.4	3.3	0.1	3
Provisions	162.2	181.1	(18.9)	10
Other liabilities	703.1	773.8	(70.7)	9
Subordinated liabilities	200.5	200.0	0.5	—
Minority interests	3.6	9.8	(6.2)	63
Shareholders’ equity:
• Share capital	236.4	236.4	—	—
• Reserve for own shares	400.0	—	400.0	n.s.
• Other reserves	183.7	487.0	(303.3)	n.s.
• Negative goodwill upon consolidation and application of the equity method	1.3	1.3	—	—
• Net income	225.9	223.7	2.2	1
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	6,187.2	5,305.4	881.8	17

n.s. = not significant

All percent changes are expressed as absolute values.

CONSOLIDATED STATEMENT OF INCOME

(RECLASSIFIED)

	2001	2000	Change
	Euros	Euros	Euros	%
	(mln.)	(mln.)	(mln.)
Interest income and similar revenues	222.6	174.0	48.6	28
Interest expense and similar charges	(157.5)	(103.9)	(53.6)	52
Net dealing profits	10.7	(0.5)	11.2	n.s.
Net interest income	75.8	69.6	6.2	9

Net commissions	493.8	408.2	85.6	21
Income from investments carried at equity	7.9	48.4	(40.5)	84
Other revenues, net	23.3	20.5	2.8	14

Total net interest and net revenues	600.8	546.7	54.1	10

Administrative costs	(272.5)	(224.4)	(48.1)	21
Gross operating income	328.3	322.3	6.0	2

Adjustments:
• to intangible and tangible fixed assets	(54.6)	(58.3)	3.7	6
• to loans and provisions for guarantees and commitments	(3.8)	(3.0)	(0.8)	27
• to financial fixed assets	—	—	—	—
Write-backs of financial fixed assets	0.2	—	0.2	—
Provisions for risks and charges	(44.3)	(9.2)	(35.1)	n.s.
Write-backs of loans and provisions for guarantees and commitments	1.0	0.7	0.3	43
Operating income	226.8	252.5	(25.7)	10

Net extraordinary income	10.4	1.7	8.7	n.s.
Income before taxes and minority interests	237.2	254.2	(17.0)	7

Income taxes	(11.1)	(30.5)	19.4	64
Net income attributable to minority interests	(0.2)	—	(0.2)	—
Net income	225.9	223.7	2.2	1

CONSOLIDATED FINANCIAL STATEMENTS AND NOTES - MAIN RESULTS

BANCA FIDEURAM GROUP RESULTS

The Banca Fideuram Group’s 2001 results - which are largely the same as the preliminary results presented in the quarterly report as at 31.12.2001 approved on 12 February - are now presented in the annual report, together with the operations embarked on during the financial year in response to an economic scenario that had changed radically from the past.

2001 was indeed marked by one of the worst crises to hit the international financial markets in post-war years, a crisis that had already started in the second half of 2000 and culminated in the collapse of the stock markets after the events of September 11th.

Under these circumstances, the operating results of the Banca Fideuram Group were very positive, having enabled us both to meet the targets of our 1999-2001 three-year growth plan and achieve financial results that were in line with those for 2000.

Consolidated net income for the 2001 financial year was 225.9 million euros (58.3 million in the first quarter, 60.3 million in the second, 51.7 million in the third and 55.6 million in the fourth) compared to 223.7 million in 2000. Notwithstanding the general economic situation, profitability continued to be high, with an R.o.E. of 25.5%, down from 29.5% in 2000.

Assets under management totalled 48.7 billion euros at the end of December 2001, 2% down from the figure of 49.5 billion as at 31.12.2000, but a significant recovery from the lows of September (45.3 billion).

The change in assets under management during the year was the result of net inflows of 3.7 billion euros countered by a negative performance effect totalling 4.5 billion euros. These net inflows were mostly generated in the areas of asset management funds and non-discretionary savings, which totalled 6.5 and 3.3 billion euros respectively, partially offset by negative net inflows in mutual funds. The insurance result was also very good, with 1,359 million euros life premiums written (+25% on 2000) and net inflows for the sector totalling 834 million (+14% compared to 2000).

As at 31.12.2001, the Network had grown to 3,544 private bankers (professionals in the Italian national register of financial advisers) and 251 insurance consultants for a total of 3,795 (compared to 3,782 as at 31.12.2000). Staff numbers rose to 1,771 employees (1,715 as at 31.12.2000), including the 221 employees in our French companies. Bank branches totalled 82 and private bankers’ offices 99 at the end of the financial year (+11% and +2% respectively on the figures as at 31.12.2000), providing increasingly widespread coverage of Italy at the service of the Group’s 629,000 customers.

Comparing the 2001 financial results with those for the previous financial year (that included only one month of Fideuram Wargny’s business, acquired in December 2000, which had a negative effect on the 2001 consolidated results to the tune of approximately 7 million euros after the amortisation of goodwill totalling 8 million euros) highlights the following salient aspects:

•                  Total net interest and net revenues rose 54.1 million euros (+10%) due to a considerable increase of 85.6 million in net commission income (+21%), a 6.2 million improvement in net interest income (+9%) and 2.8 million growth in other net revenues (+14%), as well as a 40.5 million euro fall (-84%) in income from investments carried at equity.

•                  A 6 million euro increase (+2%) in gross operating income as a result of the growth in total net interest and net revenues, partially offset by a parallel rise of 48.1 million euros (+21%) in administrative costs, 38.3 million of which were due to Fideuram Wargny.

•                  Operating income fell 25.7 million euros (-10%), above all as a result of a 35.1 million increase in provisions for risks and charges principally to cover the risk of not recovering the advance commission paid to those private bankers recruited between 1998 and 2001.

•                  Income taxes decreased by 19.4 million euros (-64%), due to non-recurrent factors.

•                  Net income grew by 2.2 million euros (+1%).

CLOSE OF THE 1999-2001 THREE-YEAR GROWTH PLAN AND NEW 2002 PLAN

The main target of the 1999-2001 growth plan was to achieve net inflows of between 16.9 and 19.6 billion euros in the three-year period, which was achieved with total net inflows of 17.6 billion (6.2 billion in 1999, 7.7 billion in 2000 and 3.7 billion in 2001). The plan’s recruitment targets were also achieved, with the Network growing by 1,307 private bankers in the three-year period (576 in 1999, 482 in 2000 and 249 in 2001) compared to 1,200 provided for in the plan, most of them from commercial banks.

Compared to the figures at the launch of the plan, the Group’s assets under management grew 51%, net income was up 48% and the Banca Fideuram share price rose 42% (comparing the average for the last quarter of 2001 with that for the last quarter of 1998).

The total cost of this growth (mainly consisting of the annual and three-year bonuses payable to private bankers, the three-year bonus payable to staff and the provisions for guaranteed minimum commission), was recorded in the accounts in full over the three-year period and amounted to approximately 445 million euros or 2.5% of total net inflows in the 1999-2001 period, in line with the upper cost range initially estimated.

As stated on more than one occasion, the size of the three-year bonus was linked to the Banca Fideuram share price in the last quarter of 2001. In order to prevent external and contingent factors exerting a downward effect on the value of this incentive notwithstanding the good operating and financial results achieved through the success of the growth plan, the Bank offered its private bankers and employees the option of deferring the reference period for calculating the incentive by one year, so that it would be carried out on the basis of stock exchange prices for the last quarter of 2002 rather than 2001. This offer was accepted with a majority and does not involve any additional charges in the 2002 Statement of Income apart from the related hedging cost.

A plan has been launched for 2002 while awaiting the finalisation of a new three-year growth plan that has had its launch temporarily postponed due to the continuing uncertain economic scenario and associated risk of error in setting medium-term targets. The main elements of this 2002 plan are:

•                  A minimum net inflows target of 3 billion euros, subject to upward revision in the event of positive financial market trends.

•                  An increased focus on insurance, with a target of 1.5 billion euros of new life premiums written (approximately 50% more than 2001).

•                  A medium-to-long term Network loyalty scheme that rewards those maintaining the value of their portfolio of assets under management, with an incentive for all private bankers who have a portfolio of more than 15 million euros as at 31.12.2002. The resultant provision to be set aside, which should total between 170 and 200 million euros (approximately 0.4% of anticipated total assets under management as at 31.12.2002) and be amortised over ten years starting from the 2003 financial year, will be paid to those who have maintained the initial value of their portfolio net of performance effect as at their date of retirement or 31.12.2012.

OPERATING RESULTS

ASSETS AND INFLOWS

Assets under management

(mln. Euros)

			change
	31.12.2001	31.12.2000	amount	%
Mutual funds	16,293	25,295	(9,002)	-36
Private banking	14,681	9,597	5,084	53
Insurance:	6,468	5,702	766	13
• life	6,455	5,690	765	13
• P&C	13	12	1	8
Pension funds	48	31	17	55
Securities	9,360	7,723	1,637	21
Current accounts	1,812	1,149	663	58
TOTAL AUM	48,662	49,497	(835)	-2

Assets under management totalled 48.7 billion euros at year end, 2% down on the figure as at 31.12.2000 (49.5 billion). Managed savings (comprising mutual funds, private banking, life insurance and pension funds) totalled 37.5 billion euros, amounting to approximately 77% of assets under management (40.6 billion as at 31.12.2000, corresponding to 82% of total assets under management). Within this, private banking assets under management increased by over 53%, rising from 9.6 billion euros as at 31.12.2000 to 14.7 billion as at 31.12.2001.

The uncertain international financial situation led to a temporary change in the composition of savings, with non-discretionary savings growing at the expense of managed savings, as can be seen from the increase in securities, repurchase agreements and current account assets from 8.9 to 11.2 billion euros during the past twelve months as a result of customers temporarily investing in liquidity instruments.

Fideuram Gestioni Patrimoniali S.I.M. and our foreign subsidiaries Fideuram Bank (Luxembourg), Fideuram Bank (Suisse) and Fideuram Multimanager Fund all made significant contributions to this strong growth in private banking assets under management.

The former performed strongly where assets under management were concerned thanks to net inflows for the year of over 6 billion euros, almost double the 3.2 billion euros achieved in 2000. Third-party assets under management as at 31.12.2001 thus amounted to 13.6 billion euros compared to 8.7 billion as at 31.12.2000 (+56%).

The private banking assets under management of our subsidiaries abroad totalled 1.1 billion euros at year-end (having been 0.9 billion as at 31.12.2000). Net inflows for the year were 0.4 billion euros (having been 0.6 billion in 2000).

Net inflows

(mln. Euros)

			change
	2001	2000	amount	%
Mutual funds	(6,974)	1,626	(8,600)	-529
Private banking	6,451	3,780	2,671	71
Life insurance	834	730	104	14
Pension funds	28	19	9	47
Securities	2,763	1,362	1,401	103
Current accounts	569	139	430	309
TOTAL NET INFLOWS	3,671	7,656	(3,985)	-52

Net inflows for the year were strongly affected by the continued crisis in the financial markets and fell 52% from the record amount achieved in 2000. Net inflows in funds and fiduciary asset management were negligible for the entire system in 2001, whereas they were positive to the tune of 30 billion euros in 2000 (source: Sole 24 Ore using Assogestioni data).

The Group’s net inflows were above all generated in the areas of private banking and non-discretionary savings. The former confirmed its driving role, benefiting from customers transferring from mutual funds, and amounted to over 70% more than the already high figure achieved in 2000. The latter, consisting of securities, repurchase agreements and current accounts, attracted customers interested in reducing the risk level of their investments while waiting for the markets to recover. The fall in net inflows to 3.7 billion euros from 7.6 billion in 2000 resulted from a drop in gross premiums written, while terminations remained largely stable, testifying to the strength of the Network during even the worst moments of the crisis.

LIFE INSURANCE

During 2001 Fideuram Vita achieved significant growth in revenues on the previous year, with premiums written rising over 25% (1,333 million euros compared to 1,063 million in 2000) when the market average was approximately 10%. New products performed outstandingly, showing an increase of more than 36% on the figures for 2000.

The strong results obtained in 2001 were once again due to the success of linked contract products. The year in fact saw unit-linked products (up 6% on the previous year) joined by index-linked products again (not offered in 2000), which brought in additional revenues of over 250 million euros.

Fideuram Vita extended its range of products, launching a Personal Pension Plan on the market - another class III product, in this case designed to serve the complementary pension needs formulated by Italian Legislative Decree 47/2000. The additional revenues brought in have been quite modest so far, in line with market trends.

Single premiums further increased their domination of new products (non-traditional products), accounting for 91% of premiums.

Net technical reserves at year end amounted to 6,455 million euros (+13% on the previous year).

Life insurance: premiums written

(mln. Euros)

	2001	2000	% change
Linked products	1,000	703	42
single	914	633	44
annual	21	41	-49
subsequent	65	29	124
Traditional and other products	333	360	-7
single	50	45	11
annual	1	4	-75
subsequent	282	311	-9
Total	1,333	1,063	25
single	964	678	42
annua	22	45	-51
subsequent	347	340	2

EMBEDDED VALUE AND EMBEDDED VALUE EARNINGS OF LIFE INSURANCE MUTUAL FUNDS AND PRIVATE BANKING BUSINESSES

In order to provide a more complete analysis of the factors underlying the generation of value, this report provides an estimate of the embedded value of the Banca Fideuram Group and an analysis of the value added during 2001.

An embedded value is an actuarially determined estimate of the economic value of the company, excluding any value attributable to future new business.

Embedded value earnings, defined as the change in the embedded value over a period, after adjustment for any capital movements such as dividends and capital injections, provide a measure of the company’s performance during the period in terms of its ability to generate value.

The embedded value as at 31 December 2001 and the value added during 2001 have been determined by the firm of management consultants and actuaries Tillinghast - Towers Perrin, using data and information provided by Banca Fideuram and its subsidiary companies.

The calculation of embedded values requires the use of numerous assumptions with respect to future business, operating, and economic conditions, and other factors, many of which are beyond the control of the Banca Fideuram Group. Although the assumptions used represent estimates which the Group and Tillinghast - Towers Perrin consider to be reasonable, actual future operating conditions and actual future experience may vary from that assumed in the calculation of the embedded values, and such variations may be material. Consequently, the inclusion of embedded value information herein should not be regarding as a representation by the Banca Fideuram Group, Tillinghast - Towers Perrin, or any other person, that the stream of future after tax profits used to determine the embedded values will be achieved.

Embedded value

The embedded value of a company comprises the sum of adjusted shareholders’ net assets and the value of business in force at the valuation date. The value of in-force business has been calculated on a consolidated basis in respect of the Group’s life insurance, mutual fund and private asset management businesses, with the exclusion of the Wargny Group.

Adjusted shareholders’ net assets are based on published net assets adjusted to reflect the market value of the underlying assets. For the purposes of this valuation, goodwill relating to subsidiary companies, including the Wargny Group, has been eliminated.

The value of in-force life insurance business is the present value of the projected stream of future after-tax profits that are expected to be generated by the policies in force at the valuation date, assuming assets equal to the technical reserves, less a charge for the cost of holding an amount of solvency capital.

The value of in-force asset management business is similarly defined as the present value of the projected stream of future after-tax profits expected to be generated by the mutual fund contracts and private asset management mandates in-force at the valuation date.

The stream of future after-tax profits is determined using realistic assumptions for future operating conditions as regards such items as investment returns, inflation, expenses, taxation, lapse, disinvestment, surrender and mortality rates.

The discount rates used to calculate the present values are determined with reference to the prevailing levels of interest rates, and include a loading to reflect the risk that the assumptions chosen to project the future profits may not be borne out in practice.

Life insurance undertakings are generally required to maintain a level of capital in excess of technical reserves in order to demonstrate solvency. For the purposes of this disclosure, the cost of solvency capital has been based on a level of 100% of the EU minimum solvency requirements. Assets backing this solvency capital can be considered as being locked-in and are projected to earn an after-tax rate of investment return, which is less than the risk-adjusted discount rates used in the calculation of the value of in-force business.

The annual charge for the cost of maintaining solvency capital is represented by the difference between the after-tax amount earned on assets backing solvency capital and the amount expected in accordance with the risk adjusted discount rate. The cost of solvency capital is the present value of these annual charges over the outstanding life of the policies in force.

Embedded value as at 31 December 2001

The following table shows the embedded value as at 31 December 2001, and, for comparative purposes, the equivalent values as at 31 December 2000. To facilitate comparison, the embedded value as at 31 December 2000 has been restated to eliminate the goodwill associated with the Wargny acquisition (82 million euros), and the initial assumption changes (114 million euros) as described in the half-yearly report and accounts as at 30 June 2001.

Embedded value

(mln. Euros)

	31.12.2001	31.12.2000
Consolidated net assets (1)	1,047	948
Adjustments to consolidated net assets (2), (3)	(74)	(77)
Adjusted net assets	973	871
Value of in-force life insurance business (3), (4), (5)	453	442
Value of in-force asset management business (3), (5)	1,623	1,893
Value of in-force business	2,076	2,335
Embedded value	3,049	3,206

(1) After minority interests

(2) After elimination of goodwill, including Wargny

(3) After tax, where appropriate

(4) After cost of solvency capital

(5) Valued on a consolidated line of business basis

The consolidated net assets as shown above are equal to those reported in the consolidated balance sheet net of minority interests. The adjustments to net assets as at 31 December 2001 relate primarily to (i) the after-tax effects of marking shareholders’ assets to market, including properties, (ii) the elimination of intangible assets, including goodwill, and (iii) certain minor after-tax adjustments on asset valuations to maintain consistency with the valuation of in-force business.

The values of the in-force life insurance and asset management businesses are calculated on a consolidated line of business basis, after minority interests, using assumptions considered appropriate at the valuation date. The risk discount rate used is 8% as at 31 December 2000 and 31 December 2001. The value of in-force life insurance business is shown after an allowance for the cost of holding solvency capital.

The risk discount rate appropriate to an individual shareholder or investor depends upon the investor’s own requirements, tax position and perception of the risks associated with the realisation of future profits. To judge the impact of using alternative discount rates, the following table shows the sensitivity of the embedded value as at 31 December 2001 to the use of discount rates respectively 0.5% lower and higher than the central rate.

Embedded value as at 31 December 2001

(mln. Euros)

Discount rate	7.5%	8.0%	8.5%
Consolidated net assets (1)	1,047	1,047	1,047
Adjustments to consolidated net assets (2), (3)	(74)	(74)	(74)
Adjusted net assets	973	973	973
Value of in-force life insurance business(3), (4), (5)	472	453	435
Value of in-force asset management business (3), (5)	1,662	1,623	1,585
Value of in-force business	2,134	2,076	2,020
Embedded value	3,107	3,049	2,993

(1) After minority interests

(2) After elimination of goodwill, including Wargny

(3) After tax, where appropriate

(4) After cost of solvency capital

(5) Valued on a consolidated line of business basis

Embedded value earnings

The embedded value earnings of the Banca Fideuram Group are equal to the sum of the change in the embedded value and the dividends distributed in the period, as shown in the following table.

Embedded value earnings in 2001

(mln. Euros)

Change in embedded value in period	(157)
Dividends distributed in period	127
Embedded value earnings	(30)

The embedded value earnings can be divided into two major components:

•                  Value added before new business comprising (i) expected return, based on the assumptions underlying the opening embedded value; (ii) experience variances, resulting from differences between actual experience and the assumptions used at the start of the year, before the impact of new sales in the year; (iii) changes in assumptions for future operating experience, excluding economic and tax assumptions; (iv) changes in assumptions for future economic conditions, including investment returns, tax rates and the risk discount rate.

•                  The value added by new business in the period, determined initially at the point of sale on end-period assumptions, and then accumulated at the risk discount rate to the end of the period. Full allowance is made for all costs associated with the acquisition of new business, including provisions for incentive payments to Private bankers. For the purpose of this disclosure, new life insurance business is defined as new policies issued (amounting to approximately 22 million euros of recurrent premiums and 964 million euros of single premiums), while new asset management business is defined to be the sum of the net inflows for all those clients with positive net retail inflows (amounting to 1,926 million euros of mutual funds and 1,860 million euros of private asset management business). The value added by new business excludes the positive contribution arising from transfers from mutual funds and Personal Financial Planning to private asset management, which has been classified under experience variances.

These components for 2001 are shown in the following table.

Components of embedded value earnings in 2001

(mln. Euros)

Value added before new business	0
Expected return	227
Experience variances	(471)
Changes in operating assumptions	0
Changes in economic assumptions	(24)
Total value added before new business	(268)
Value added by new business
Life insurance	48
Asset management	190
Total value added by new business	238
Embedded value earnings	(30)

Expected profits, based on the start-year assumptions amounted to 227 million euros. The variances from the assumptions used at the start of the year reduced earnings in the period by 471 million euros in aggregate. These arise from numerous sources, primarily negative variances associated with investment performance, both realised and unrealised, on asset management business (354 million euros) and life insurance business (47 million euros). Other negative factors include the extraordinary provisions to cover risks associated with advance commissions paid to Private bankers (23 million euros), and a provision for the resolution of the legal cession with Consap (18 million euros).

There were no significant operating assumption changes. The changes to economic assumptions reduced earnings by 24 million euros, which relate to the reduction in expected future investment returns on traditional life insurance business.

New business in 2001 added 238 million euros to embedded value earnings, of which 190 million euros related to asset management business and 48 million euros from life business. As previously communicated, the sale of index linked products with capital guarantees and participation in the performance of equity markets contributed significantly in the second half of 2001 to the total volume of new business. In the light of the market crisis the Group opted to give preference to customer relationships at the expense of a lower level of profitability, giving rise to a temporary reduction in average new business margins

The table below shows the sensitivity of the value added by new business to the use of alternative discount rates.

Value added by new business in 2001

(mln. Euros)

Discount rate	7.5%	8.0%	8.5%
Life insurance business (1), (2), (3)	51	48	46
Asset management business (1), (3)	194	190	185
Value added by new business	245	238	231

(1) After tax, where appropriate

(2) After cost of solvency capital

(3) Valued on a consolidated line of business basis

Assumptions

Embedded value accounting, in common with any valuation method based on projections of future earnings, necessarily involves a degree of subjectivity when establishing the assumptions to be used. Banca Fideuram Group, with the assistance of Tillinghast -

Towers Perrin, has sought to employ appropriate assumptions, in a consistent fashion, for all its lines of business.

The principal assumptions and bases used as at 31 December 2001 are given below:

•                  A risk discount rate of 8% was used for all lines of business.

•                  The gross market rate of investment return on benchmark Italian 10-year government bonds was taken to be 5.2% (5.25% in 2000), and total return on equities was taken to be 7.75% (the same as in 2000). Liquidity was assumed to earn 3.7%.  Equivalent benchmarks were used for other territories.

•                  The rate of return on assets backing life technical reserves was determined based on the actual asset duration and mix, using the benchmarks shown above. The average investment return on new non-linked investments on this basis is 4.9% (5.3% in 2000). The impact of the emergence of unrealised gains within the Italian segregated funds is considered within the value of in-force business.  Projected market rates of return on unit-linked life insurance, mutual funds and managed asset management portfolios were determined in accordance with the asset composition of each fund. Average returns on this basis, before charges, are 6.25% for unit-linked funds and 6.65% for mutual funds and private banking business.

•                  Projected profits in Italy have been subjected to a tax charge (allowing for the aggregate impact of Irpeg and Irap) at rates of 40% until 2002, and 39% thereafter. Profits projected to arise in foreign subsidiaries have been taxed at normal local rates, allowing for the impact of taxation on profits remitted to Italy. For Irish domiciled companies this gives an aggregate tax charge (local taxation plus tax on dividends to be received) of 17.8% in 2002 and 14.25% thereafter. Allowance has been made for the impact of tax-exempt income in Fideuram Vita.

•                  Future experience for mortality, annuity take-up rates, lapse, surrender, and other exits, including rates of total and partial withdrawals on unit-linked and asset management business has been based on recent analysis of the operating experience of the Banca Fideuram Group, supplemented by market knowledge where necessary.

•                  General and administrative expenses associated with the life insurance and asset management business, at the consolidated level, have been subdivided by line of business, and fully allocated into investment, acquisition and maintenance expenses. Maintenance expenses expressed as per-policy amounts are assumed to increase with inflation at 3%.

•                  Commissions and other payments to private bankers in respect of life and asset management business have been based on recent operating experience, on a consolidated line of business basis. Allowance has been made in the value added by new business for the cost of incentive payments payable under the 1999-2001 growth plan.

•                  Life business contract charges, terms and conditions, including surrender value bases, policyholder profit participation, management fees, and other charges, have been assumed to remain unaltered at the levels prevailing at the valuation date.

•                  Commissions and other charges on asset management business have been projected assuming that the prevailing rates at the valuation date are maintained.

•                  For the 2001 valuation account has been taken of the corporate restructuring in Luxembourg and the establishment of Fideuram Asset Management in Ireland, both effective 1 January 2002.

•                  The cost of solvency capital for life insurance business has been determined on the basis of 100% of the EU minimum requirement based on the composition of consolidated net assets, with the appropriate taxation charge, allowing for the beneficial impact of DIT. The spread between the discount rate and after-tax earned rate on this basis is approximately 3%. The cost of solvency capital on these assumptions which has been allowed for in the value of in-force life business calculated using the central discount rate is 46 million euros as at 31 December 2001.

FINANCIAL RESULTS

CONSOLIDATION AREA

Our subsidiaries abroad underwent significant rationalisation between the end of 2001 and beginning of the current year.

In France, the subsidiaries of the Fideuram Wargny Group were reduced from 8 to 6 and, in particular, the two holding companies heading the group were merged into a single company in November, while Banque Privée Fideuram Wargny took over Societé de Bourse. The shareholdings in the French companies also changed during the year following the acquisition of minority holdings, consequently reducing the proportion of shareholders’ equity and consolidated income accounted for by minority interests. In addition, the company names were changed to incorporate the Fideuram brand name.

In Luxembourg, the corporate restructuring, effective from 1.1.2002, involved the merger of five product-companies (Fonditalia, Interfund Advisory, Fideuram Fund, Fideuram Multimanager Fund and International Securities Advisory), which were taken over by Fideuram Gestions.

Lastly, the company Fideuram Asset Management Ireland was founded in Ireland last October. This company, which is wholly-owned by Banca Fideuram, provides asset management in Luxembourg mutual funds.

The end of this section contains the Group balance sheet and statement of income, including the balance sheets and statements of income of the insurance companies consolidated on a line-by-line basis, with the aim of facilitating an understanding of the Group’s activities and results in all their complex variety.

Holdings consolidated on a line-by-line basis as at 31.12.2001

	REGISTERED	OWNERSHIP
NAME	OFFICE	direct %	indirect %	total %
Banca Fideuram	Milan	—	—	—
Banque Privée Fideuram Wargny	Paris	—	94.81	94.81
Fideuram Asset Management	Dublin	100.00	—	100.00
Fideuram Bank (Luxembourg)	Luxembourg	99.98	0.01	99.99
Fideuram Bank (Suisse)	Zurich	—	99.99	99.99
Fideuram Capital Sim	Milan	100.00	—	100.00
Fideuram Fiduciaria	Rome	100.00	—	100.00
Fideuram Fondi	Rome	99.25	—	99.25
Fideuram Gestioni Patrimoniali Sim	Milan	100.00	—	100.00
Fideuram Gestions	Luxembourg	99.98	0.01	99.99
Fideuram Multimanager Fund	Luxembourg	99.20	0.79	99.99
Fideuram Wargny Active Broker	Paris	—	94.81	94.81
Fideuram Wargny Gestion	Paris	—	94.67	94.67
Financière Fideuram	Paris	94.96	—	94.96
Fonditalia Management	Luxembourg	99.96	0.03	99.99
Interfund Advisory	Luxembourg	99.92	0.07	99.99
International Securities Advisory	Luxembourg	99.98	0.01	99.99
Société de Gestion du Fonds Commun de Placement Fideuram Fund	Luxembourg	99.20	0.79	99.99
Sogesmar	Paris	—	94.06	94.06
Wargny Gestion S.A.M.	Monaco	—	94.46	94.46

Holdings consolidated using the equity method as at 31.12.2001

	REGISTERED	OWNERSHIP
NAME	OFFICE	% direct	% indirect	total %
Fideuram Assicurazioni	Rome	100.00	—	100.00
Fideuram Vita	Rome	99.75	—	99.75
Sanpaolo IMI Institutional Asset Management	Milan	—	30.00	30.00

ANALYSIS OF THE STATEMENT OF INCOME

The items that contributed to the 2001 net result are analysed and compared to those for 2000 with reference to the reclassified consolidated statement of income presented above. The companies in the French Fideuram Wargny Group were consolidated in full, as was the case in the 2001 half-year report, whereas these companies had practically no effect on the consolidated financial statements for the previous year given that they were only acquired in December. It was not considered necessary to prepare a specific pro-forma Statement of Income since the contribution these companies make to Banca Fideuram’s consolidated statement of income is negligible, and any significant components have been indicated in the notes on the individual lines in the statement of income. Fideuram Wargny’s contribution to Banca Fideuram’s consolidated 2001 result, including the amortisation of goodwill totalling 8 million euros, was - as noted above - negative to the tune of approximately 7 million euros. Fideuram Wargny is engaged in a growth plan based on the “Fideuram model” of private banking and the results stated also reflect typical start-up expenses that will continue for a number of years. The consolidated net income for the 2001 financial year was 225.9 million euros (223.7 million in 2000). The result for the year was influenced by the following salient factors in particular:

•                  A fall in the income of Fideuram Vita, whose statement of income before tax included an extraordinary provision of 31 million euros to cover one possible definition of relations with CONSAP (the Public Insurance Service Concessionaire) regarding the question of compulsory reinsurance cessions to INA (the National Insurance Institute), as well as losses of 56 million euros on dealing securities.

•                  A provision for risks and charges of 38 million euros to cover the potential risk of not recovering the advance commission paid to private bankers recruited between 1998 and 2001.

•                  A one-off positive tax component of 31 million euros resulting from the corporate restructuring of our foreign asset management operations.

Net interest income

	2001	2000	change

Interest income and similar revenues	222.6	174.0	48.6
Interest expense and similar charges	(157.5)	(103.9)	(53.6)
Net dealing profits	10.7	(0.5)	11.2
Net interest income	75.8	69.6	6.2

Net interest income increased from 69.6 to 75.8 million euros (6.1 million of which were attributable to Fideuram Wargny), above all due to the considerable income from net dealing profits, which moved from a 0.5 million loss to 10.7 million profit, partly thanks to Fideuram Wargny’s contribution of approximately 4 million.

Net commission income and other net revenues

	2001	2000	change

Net commission income	493.8	408.2	85.6
Income from investments carried at equity	7.9	48.4	(40.5)
Other revenues, net	23.3	20.5	2.8
Total	525.0	477.1	47.9

Net commission income

Net commission income rose from 408.2 million euros to 493.8 million, approximately 30.7 million euros of which were contributed by Fideuram Wargny. The considerable increase in net commission income was the balance of a fall in commission income of 39.5 million euros and a fall in commission expense and other payments due to the Network of 125.1 million. Net commission income comprised net management fees, net front-end fees and other net commission income.

•                  Net management fees totalled 513.3 million euros, an increase of 33.9 million (+7%), despite the unfavourable market scenario, as a result of the larger share of assets under management accounted for by products with higher added value. The increase in this type of commission is almost entirely due to private banking, the entry threshold for which was lowered, enabling the Bank to reach a new and larger customer segment. In addition, although discretionary assets under management as at 31.12.2001 were down on the figure as at 31.12.2000, the average figure for the year 2001 was up almost 700 million euros on 2000.

•                  Net front-end fees totalled 95.3 million euros, down 24.2 million (-20%) notwithstanding the contribution of approximately 25 million from Fideuram Wargny, following a fall in subscriptions to mutual funds (partly as a result of the aforementioned migration to asset management funds that don’t have front-end and switch fees) and in brokerage fees, the latter due to the lower volumes of securities traded. In addition, commissions on public offering activities fell (from approximately 9 to 1 million euros) due to the slowdown in the market for these operations.

Results of main public offerings

Company	Number of shares requested	Number of shares allocated	Value allocated
			(mln.Euros)

Snam Rete Gas	37,463,000	15,077,000	41.8
Orange	1,416,096	1,328,525	12.6
Juventus F.C.	2,160,500	2,160,500	7.8
I Viaggi del Ventaglio	648,500	648,500	2.8
Campari	50,900	50,900	1.5

•                  The item Other net commission income had a debit balance of 114.8 million euros, down 75.9 million (-40%). It mainly comprised incentives to the Network, both annual incentives (40.1 million euros in 2001 compared to 71.5 million in 2000) linked to net inflows and the year’s recruitment targets, and incentives connected with the 1999-2001 three-year growth plan, totalling 57.5 million in 2001 (102.8 million in 2000).

Income from investments carried at equity

Income from investments carried at equity amounted to 7.9 million euros. This result was 40.5 million euros lower than that for 2000, mainly due to Fideuram Vita’s net income falling from 45.1 to 4.8 million. This Company’s pre-tax result suffered from an extraordinary provision of 31 million euros to cover estimated losses resulting from relations with CONSAP (the Public Insurance Service Concessionaire) regarding compulsory reinsurance cessions to INA (the National Insurance Institute). An additional negative factor was the company’s financial management performance, which contributed only 15.7 million euros compared to 31.2 million in 2000 as a result of losses of 56.4 million euros on dealing securities (23.8 million in 2000). Fideuram Vita’s technical account, on the other hand, had a positive balance of 23.7 million euros (28.8 million in 2000).

Other revenues, net

Other net revenues totalled 23.3 million euros, an increase of 2.8 million on 2000, and mainly comprised amounts recharged to customers for indirect taxes.

Administrative costs

	2001	2000	change

Total net interest and net revenues	600.8	546.7	54.1
Administrative costs	(272.5)	(224.4)	(48.1)
Gross operating income	328.3	322.3	6.0

Administrative costs  amounted to 272.5 million euros, 48.1 million up on the previous financial year. The increase came from higher personnel expenses (+10.2 million euros) and an increase in the item other expenses (+37.9 million). Fideuram Wargny accounted for 38.3 million euros of this increase, 20.3 of which were personnel expenses.

The rise in the Group’s personnel expenses from 109.4 to 119.6 million euros was due to a 27 million euro rise in the payroll that was mainly due to 276 additional human resources (221 belonging to the French companies), while staff incentives related to the three-year plan fell 16.8 million.

The main increases under the item other administrative costs, which totalled 152.9 million euros (115 million in 2000), were cost increases of 18 million at Fideuram Wargny and 19.9 million for the other Group companies. The latter included approximately 8 million euros of Information Technology costs and approximately 4 million in management consultancy fees for strengthening our asset management activities, calculating embedded value and evaluating territorial potential.

Adjustments,write-backs and provisions

	2001	2000	change

Adjustments to intangible and tangible fixed assets	(54.6)	(58.3)	3.7
Adjustments to loans and provisions for guarantees and commitments	(3.8)	(3.0)	(0.8)
Adjustments to financial fixed assets	—	—	—
Write-backs of financial fixed assets	0.2	—	0.2
Provisions for risks and charges	(44.3)	(9.2)	(35.1)
Write-backs of loans and provisions for guarantees and commitments	1.0	0.7	0.3
Total	(101.5)	(69.8)	(31.7)

Adjustments, write-backs and provisions for risks and charges had a debit balance that increased from 69.8 to 101.5 million euros. This included 54.6 million euros in adjustments to intangible and tangible fixed assets. 24.6 million euros of the latter concerned amortisation of goodwill and goodwill arising on consolidation, approximately 8 million euros of which regarded Fideuram Wargny. Depreciation on intangible and tangible assets accounted for the remaining 30 million euros.

Provisions for risks and charges amounted to 44.3 million euros, an increase of 35.1 million compared to 2000, as a result of provisions set aside totalling approximately 38 million euros to cover the risk of not recovering the advance commission paid until now to those private bankers recruited between 1998 and 2001.

Extraordinary items, income taxes and operating result

	2001	2000	change

Operating income	226.8	252.5	(25.7)
Net extraordinary income	10.4	1.7	8.7
Income before taxes	237.2	254.2	(17.0)
Income taxes	(11.1)	(30.5)	19.4
Minority interest in net income	(0.2)	—	(0.2)
Net income	225.9	223.7	2.2

Extraordinary  items had a credit balance of 10.4 million euros, 8.7 million up on the previous financial year, mainly as a result of the French subsidiary Fideuram Wargny Active Broker (formerly Wargny Mesactions) selling its online discount brokerage, which generated revenues of approximately 7 million euros.

Income taxes came to 11.1 million euros, 19.4 million less than in 2000, approximately 2 million of which related to Fideuram Wargny. The main reason for this decrease was a one-off tax saving of 31 million euros obtained after restructuring those subsidiaries operating in the asset management sector in Luxembourg (as stated in the section on the consolidation area above).

ASSET AND LIABILITY MANAGEMENT

Loans to ordinary customers amounted to 484.8 million euros (including 430 million in secured loans), up 141.5 million on 31.12.2000. Non-performing loans net of write-downs amounted to 2 million euros (0.4% of the portfolio) compared to 1.9 million at the end of 2000 (0.5%).

Deposits by ordinary customers totalled 3,560.2 million euros, an increase of 839.8 million on the figure at the close of 2000, due mainly to the extensive use customers made of repurchase agreements while waiting for the stock markets to stabilise. Excluding the balances of companies in the Sanpaolo IMI Group and receipts as a depository bank for mutual funds, deposits totalled approximately 2,500 million euros (1,870 million as at 31.12.2000). The number of private investor deposit accounts rose to 318,000 (293,000 at the end of 2000).

Dealing securities showed a significant increase on the figure at the end of the previous financial year (1,302.9 million euros compared to 846.4 million as at 31.12.2000). They were composed almost entirely of fixed-income securities, half of which were issued by the associate company IMI Bank (Lux) and approximately 30% by the Italian government.  Securities holdings totalled 25.5 million euros, 10.9 million less than the figure as at 31.12.2000.

Fideuram Vita’s securities holdings, including those where the investment risks are borne by the policyholder (amounting to 2.2. billion euros), totalled over 6 billion euros, 18% up on the 5.1 billion as at 31.12.2000. Investment securities (composed entirely of bonds) accounted for 2.7 billion, while dealing securities (0.3 billion of which were shares) amounted to 1.1 billion and the remainder were mainly investments in  unit-linked funds.

The Group continued to be a net lender on the interbank market, with total deposits of 2,882.2 million euros (2,546.4 million as at 31.12.2000).

CONSOLIDATED SHAREHOLDERS’ EQUITY

Consolidated shareholders’ equity as at 31.12.2001 amounted to 1,047.3 million euros, an increase of 98.9 million (+10%) on the figure as at 31.12.2000, when it reached 948.4 million euros. The changes in the related accounts are set out in the Notes to the Consolidated Financial Statements. The reconciliation of the net income and shareholders’ equity of the parent company Banca Fideuram with the corresponding consolidated amounts is set out below.

RECONCILIATION OF THE PARENT COMPANY’S SHAREHOLDERS’ EQUITY AND RESULTS WITH THOSE OF THE GROUP

(IN THOUSANDS OF EUROS)

	2001		2000
	Shareholders’ equity	including: Net income for the year	Shareholders’ equity	including: Net income for the year

Parent company financial statement balances	942,027	238,611	830,711	409,570

Statutory results of subsidiaries:
• consolidated line-by-line	307,695	307,695	329,870	329,870
• carried at equity	7,060	7,060	47,359	47,359

Amortisation of goodwill:
• current year	(23,975)	(23,975)	(16,436)	(16,436)
• previous years	(97,716)	—	(81,280)	—

Excess over book value of:
• Companies consolidated line by line	12,791	—	13,909	—
• Companies carried at equity	206,759	—	179,305	—

Dividends net of tax credit:
• related to income in the previous financial year	—	—	—	(225,254)
• related to income for the financial year	(302,736)	(302,736)	(346,879)	(346,879)

Other consolidation adjustments:
• deferred taxes on the income of foreign subsidiaries	(1,599)	889	(2,574)	22,758
• write-back of intra-group goodwill and related amortisation, net of tax effect:
Fideuram Vita	(4,766)	794	(5,560)	794
Fideuram Fondi	—	—	—	1,995
• other differences	1,775	(2,408)	21	(38)
Consolidated financial statement balances	1,047,315	225,930	948,446	223,739

CONSOLIDATED BALANCE SHEET INCLUDING
THE BALANCE SHEETS OF THE GROUP’S INSURANCE COMPANIES
CONSOLIDATED ON A LINE-BY-LINE BASIS

	31.12.2001	31.12.2000
	Euros (mln.)	Euros (mln.)

ASSETS
Cash	29.3	11.4
Due from banks	3,391.0	3,016.6
Loans to customer	541.9	387.0
Trading securities	1,328.4	882.9
Minor investments	9.9	5.2
Tangible fixed assets:	64.5	66.4
• Immovable property used by Insurance companies	6.6	6.5
• Other immovable property used for operating purposes	37.3	39.5
• Equipment, furniture and furnishings	20.6	20.4
Intangible fixed assets:	119.5	133.2
• Goodwill	81.4	101.5
• Other intangible fixed assets	38.1	31.7
Investments by Insurance companies:	6,069.9	5,186.3
• Dealing securities	3,342.4	1,830.5
• Investment securities	2,689.6	3,316.4
• Immovable property	37.9	39.4
Other assets	1,086.7	1,236.5
TOTAL ASSETS	12,641.1	10,925.5

LIABILITIES
Due to banks	506.9	468.6
Due to customers	3,450.2	2,595.3
Provisions:	6,673.7	5,887.2
• Technical reserves of Insurance companies	6,476.7	5,699.4
• Taxation	50.2	116.3
• Other provisions	146.8	71.5
Other liabilities	760.1	817.5
Subordinated liabilities	198.5	198.0
Minority interests	4.4	10.5
Share capital	236.4	236.4
Reserves	585.0	488.3
Net income	225.9	223.7
TOTAL LIABILITIES	12,641.1	10,925.5

CONSOLIDATED STATEMENT OF INCOME INCLUDING
THE STATEMENTS OF INCOME OF THE GROUP’S INSURANCE COMPANIES
CONSOLIDATED ON A LINE-BY-LINE BASIS

	2001	2000
	Euros (mln.)	Euros (mln.)

Net interest income:	110.9	105.8
• Interest earned by Insurance companies*	45.2	35.6
• Other interest	65.7	70.2
Net commissions	477.3	391.7
Dealing profits:	(19.0)	5.8
• Profits of Insurance companies	(29.7)	6.2
• Other profits	10.7	(0.4)
Results of insurance operations:	43.9	49.6
• Premium income	1,342.0	1,072.0
• Losses (claims), other charges and production costs, net	(1,399.9)	(1,197.3)
• Financial revenues from insurance operations	101.8	174.9
Other revenue (expenses), net	23.7	20.5
Gross margin	636.8	573.4
Administrative costs:	(287.4)	(237.6)
• Payroll	(127.1)	(117.9)
• Other administrative costs	(160.3)	(119.7)
Depreciation and provisions	(104.7)	(72.7)
Income before taxes and minority interests	244.7	263.1
Net extraordinary income	(19.3)	0.9
Income taxes	0.7	(40.2)
Net income attributable to minority interests	(0.2)	(0.1)
Net income	225.9	223.7

* net of allocation to Customers

HUMAN RESOURCES, PRODUCTS AND SERVICES

PRIVATE BANKERS AND EMPLOYEES

Notwithstanding the unfavourable situation on the financial markets and strong competitive pressure, the Banca Fideuram Network had grown to 3,544 private bankers (professionals in the Italian national register of financial advisers) and 251 insurance consultants at the end of 2001, making a total of 3,795 (compared to a total of 3,782 as at 31.12.2000, when the number of insurance consultants was, however, almost double). Decisions to enter into and terminate agency relationships were always taken with the aim of continually improving the expertise and professionalism of our Network. Most of the private bankers recruited were high-profile professionals from the front offices of commercial banks.

Private bankers

Year	Beginning	in	out	Net	End

2001	3,782	249	236	13	3,795
2000	3,509	482	209	273	3,782

Our training activities for Banca Fideuram private bankers continued during 2001 with the provision of refresher training and new training tools, as well as two important initiatives. The first consisted in designing a new course on sales techniques for our most recent private bankers, based on the most effective communication techniques for creating and maintaining consultancy relationships that meet and exceed customer expectations over the years. The second involved the launch of an e-learning platform for delivering a complete spectrum of self-learning training tools online, bringing significant benefits in terms of control over the training process and easy updating of the training tools themselves.

A series of new activities coordinated to accompany the development of our product range has been planned for 2002.

Bank branches and private bankers’ offices distributed throughout Italy totalled 82 and 99 respectively at the end of the financial year (compared to 74 and 97 as at 31.12.2000).

Banca Fideuram continued to enhance the value of its staff, engaging in an ongoing program to develop the professional skills required to advance its business. The total number of Group employees was practically unchanged at year-end despite the rising number of areas covered and steady increase in operating volumes. Indeed, the increase from 1,715 employees as at 31.12.2000 (21 of whom were on fixed-term contracts) to 1,771 as at 31.12.2001 (27 fixed-term) was partially due to the opening of Fideuram Bank (Suisse).

A multi-channel search approach has been adopted to ensure effective recruitment, implemented through collaborative initiatives with universities, specialist schools and institutes of higher education, as well as through advertising on specialist Internet sites and in the press. This recruitment drive, split equally between male and female professionals under the age of 30, was mainly targeted at graduates of outstanding potential, in particular where the managements of our Online Services department (10 recruits), Organisation & Systems department (10 recruits) and Planning & Control department (6 recruits) were concerned. In addition, 2001 also saw 39 members of staff on employment and training contracts who had received special training convert to open-ended contracts of employment.

The training programme designed to involve all staff in special organisational skills development areas in rotation also continued during 2001. At the same time a series of programmes was developed to improve individual staff skills regarding advanced information technology products, office automation and foreign languages. Lastly a special training programme on the euro changeover was implemented, providing formal teaching sessions and self-teaching over the company intranet. Total training activities amounted to 4,650 person days (+9% on 2000), 3,615 of which concerned initiatives that were organised internally to meet specific staff requirements, while 1,035 involved attending external seminars, conferences and courses.

Personnel

	31.12.2001	31.12.2000

Banca Fideuram	1,163	1,150

Subsidiaries
Fideuram Assicurazioni	23	24
Fideuram Bank (Luxembourg)	94	96
Fideuram Bank (Suisse) *	20	—
Fideuram Capital Sim	70	51
Fideuram Fiduciaria	4	4
Fideuram Fondi	23	22
Fideuram Gestioni Patrimoniali Sim	37	36
Fideuram Gestions	15	14
Fideuram Vita	101	98
Gruppo Fideuram Wargny **	221	220
TOTAL FOR SUBSIDIARIES	608	565
TOTAL FOR BANCA FIDEURAM GROUP	1,771	1,715

* Company in operation since the beginning of 2001

** Acquired in December 2000

FIDEURAM ONLINE

Over 57,000 customers were subscribed to Banca Fideuram’s online services at the end of 2001. Online trading accounted for 24% of all the Bank’s brokerage activities, with approximately 340,000 orders and a total volume traded in excess of 1.2 billion euros. Our online services achieved high standards of efficiency and were widely praised for their quality and customer service. The growth of our online operations, which also included over 23,000 instructions received through online current accounts and funds, was accompanied by a dynamic initiative that brought in a number of important new developments including:

•                  The extension of our online trading to the major international stock markets (New York, Frankfurt and Paris), as well as to warrants and covered warrants.

•                  The subscription of public offerings/IPOs.

•                  Portfolio risk evaluation for informed investment choices.

•                  Mobile phone text message alerts providing stock market and customer service information (opening, closing, reaching of customer-set thresholds and execution of instructions).

Further new developments are planned for 2002, including  a new online trading platform, new Fonditalia contracts, a range of standard portfolios to help customers in their investment choices and access to private banking information.

RESEARCH AND DEVELOPMENT PRODUCTS AND ACTIVITIES

Banca Fideuram’s corporate strategy aims to change our product mix. We are in fact shifting from generic mutual funds towards asset management in personalised funds, while also working to increase structured savings (asset management funds, personal financial planning and life insurance) - including for lower customer segments than those where they have traditionally been offered  - at the expense of liquid savings (mutual funds and securities trading). A wide range of new developments were introduced in 2001, salient amongst which were:

•                  The extension of customised asset management to customers with assets of 100,000 to 350,000 euros.

•                  The expansion of our unit-linked policies in order to take changes in the Italian pension system into account, launching a new personal pension plan to exploit the opportunities offered by new tax benefits for pensions provisions.

•                  The introduction of new Fonditalia and Interfund sectors specially for the Eurozone and USA, offering customers further investment opportunities in the “Cyclicals”, “T.M.T.”, “Defensive” and “Financials” sectors.

Our main project for 2002 involves upgrading our financial planning tools in order to develop a programme for supporting our customers’ financial profiles that is able to form the basis for building and maintaining our relations with them both now and in the future. We are also working on expanding our product range still further to offer all our different customer segments even greater choice. The most significant projects planned in the field of financial planning services involve:

•                  Launching a new line of personalised fiduciary asset management solutions for high net worth and upper affluent customers that are tailored to their risk preferences.

•                  Adding a new unit-linked line with the same financial characteristics as personalised fiduciary asset allocation. Customers who are not interested in financial planning will be offered a choice of alternative services:

•                  Speculative products that invest in funds, securities, markets and sectors that leading management companies abroad consider to be of special interest, also available in multi-manager options.

•                  Global Index personalised fiduciary asset management with a specified risk profile that is stable over time.

SYSTEMS AND INFORMATION MANAGEMENT

In addition to the IT and organisational projects implemented to support new products and services, the following main initiatives were completed during 2001:

•                  The development of a new foreign information system.

•                  The development of a new portal for unified access to the Bank’s applications by private bankers and employees.

•                  Completion of all the IT interventions and other activities required to prepare for the euro changeover at year-end (including private banking, insurance products, loans and our marketing information system in particular).

•                  Launching the revision of our marketing information system for private bankers in intranet architecture.

•                  Completion of our new asset management fund  project and replacement of our personal financial planning system.

•                  Connection of all our agency private bankers (approximately 3,000) to the Banca Fideuram local network, including the connection of offices that were previously off-line and increasing the bandwidth of all connections.

•                  The creation of a virtual private network infrastructure over the Internet for all those private bankers who connect to the Bank’s system from home, private offices or other locations.

•                  The introduction of application management contracts with a view to achieving greater control of software suppliers and related costs and to separating the activities undertaken by in-house staff and external personnel.

The most important work planned for 2002, in addition to completing those projects already in progress, includes the following:

•                  The complete revision of our financial planning tools for upper affluent and high net worth customers.

•                  The development of tools supporting the launch of a new line of tactical investment products.

•                  The preparation of a feasibility study followed, if appropriate, by the total reformulation of the administration procedure adopted for our funds’ securities holdings.

•                  The further development of our asset management fund system to support the extension of our  private banking products and services.

•                  The development of a complete system for managing derivatives products.

EXPANSION ABROAD

FOREIGN BANKS

Fideuram Bank (Suisse) was created through the conversion of Turis AG in early 2001 following the sale of Banca Fideuram’s holding to its subsidiary Fideuram Bank (Luxembourg). Fideuram Bank (Luxembourg) financed the purchase through a fifteen-year subordinated loan of 10 million euros from Banca Fideuram. The Swiss Bank started operations at its Zurich and Lugano offices in March, concentrating exclusively on private banking and the distribution of the Group’s Luxembourg  asset management fund service in particular. Net income in the first year of business totalled 0.1 million euros, helped by an extraordinary contribution from Fideuram Fund for its management fund investment activities.

The growth in the commercial operations of  Fideuram Bank (Suisse) was accompanied by a decrease in private banking activities in Luxembourg. In addition to acting as a “product factory” for customers outside Luxembourg and as a supplier of administrative services for our Swiss subsidiary, Fideuram Bank (Luxembourg) has continued in its important role as a depositary bank for the Group’s investment bodies. Fideuram Bank (Luxembourg) ended the financial year with net income of 9.7 million euros.

In France, the plan for restructuring the Fideuram Wargny Group reached its crux with Financière Wargny’s conversion to a bank and its name change to Banque Privée Fideuram Wargny, which was completed in the second half of 2001. This reorganisation was preparatory to launching the growth plan - in which Banque Privée Fideuram Wargny plays a central role -for transplanting an appropriately adapted version of the Fideuram business model in France. The plan’s targets include recruiting 200 private bankers and achieving 1.7 billion euros assets under management during the 2002-2004 three-year period. The cost of implementing the plan, which envisages developing new private banking activities for middle/upper affluent customers alongside traditional brokerage and financial analysis activities, was financed by a capital increase of 15 million euros. This private banking will be focused on asset management in the Group’s Luxembourg funds and on insurance products from Fideuram Vita, which will operate in France through a permanent local office that is due to open in the first half of 2002. Banque Privée Fideuram Wargny has begun establishing a distribution network by recruiting its first private bankers, who are employees of the Bank in line with French practice.  Banque Privée Fideuram Wargny ended the 2001 financial year with a net loss of 1.9 million euros.

SUPPLEMENTARY INFORMATION

INTERNAL AUDIT

The operating structure of the Audit team remained unchanged from last year, although the number of auditors decreased by one, taking the total to 32. The design work for developing the computer tool for monitoring the behaviour of our private bankers was completed in the second half of the financial year. Upon completion of the related feasibility study, we were also able to identify the scope for applying similar monitoring techniques to employees. A total of 4,591 written complaints were received overall for the year 2001 compared to 5,701 in 2000, an improvement of 19%. The average response time to customers was 20 days, as in the previous year.

SUBSEQUENT EVENTS AND BUSINESS OUTLOOK FOR THE CURRENT YEAR

There were no significant events subsequent to the close of the year able to influence the economic and financial position of Banca Fideuram or the Banca Fideuram Group apart from the restructuring - with effect from 1.1.2002 - of the Luxembourg subsidiaries described above. Net inflows as at the end of February 2002 totalled 584 million euros. Assets under management at that date amounted to 48,842 million euros.  The Group’s performance is, moreover, expected to remain strong where profitability is concerned, and it is envisaged that consolidated net income in 2002 will be in line with the figure for the 2001 financial year unless there are substantial changes in the markets.

THE BOARD OF DIRECTORS

12 March 2002

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEET
(FIGURES IN THOUSANDS OF EUROS)

		31.12.2001	31.12.2000

ASSETS

10	Cash and deposits with central banks	29,259	11,438
20	Treasury securities and similar bills eligible for refinancing with central banks	329,881	193,068
30	Due from banks:	3,389,128	3,015,004
	a) repayable on demand	845,796	2,065,607
	b) other deposits	2,543,332	949,397
40	Loans to customers	484,757	343,288
50	Bonds and other debt securities:	992,823	679,378
	a) public issuers	47,229	74,649
	b) banks	850,504	552,732
	c) financial institutions	5,000	—
	d) other issuers	90,090	51,997
60	Shares, quotas and other equities	5,718	10,449
70	Equity investments	4,562	4,754
	b) other	4,562	4,754
80	Investments in Group companies:	296,559	303,624
	a) carried at equity	296,410	303,468
	b) other	149	156
90	Goodwill arising on consolidation	73,229	88,691
100	Goodwill arising upon application of the equity method	8,172	12,235
110	Intangible fixed assets	33,510	26,815
	including: goodwill	—	583
120	Tangible fixed assets	57,233	59,240
150	Other assets	450,414	520,861
160	Accrued income and prepaid expenses:	31,999	36,530
	a) accrued income	24,207	16,883
	b) prepaid expenses	7,792	19,647
TOTAL ASSETS		6,187,244	5,305,375

Chairman of the Board of Directors Mario Prati	Managing Director and General Manager Ugo Ruffolo	Administration and Reporting Director Paolo Bacciga

		31.12.2001	31.12.2000

LIABILITIES AND SHAREHOLDERS’ EQUITY

10	Due to banks:	506,908	468,616
	a) repayable on demand	166,572	125,475
	b) time or notice deposits	340,336	343,141
20	Due to customers:	3,560,217	2,720,417
	a) repayable on demand	2,897,606	2,082,323
	b) time or notice deposits	662,611	638,094
30	Securities issued:	3,406	3,320
	b) certificates of deposit	—	—
	c) other securities	3,406	3,320
50	Other liabilities	680,885	756,915
60	Accrued expenses and deferred income:	22,161	16,720
	a) accrued expenses	22,106	16,674
	b) deferred income	55	46
70	Severance fund	28,792	26,218
80	Provisions for risks and charges:	133,366	154,924
	a) pensions and similar commitments	—	—
	b) taxation	47,936	111,263
	d) other provisions	85,430	43,661
110	Subordinated liabilities	200,547	200,000
120	Negative goodwill arising upon consolidation	1,342	1,342
130	Negative goodwill arising upon application of the equity method	—	—
140	Minority interests	3,647	9,799
150	Capital	236,406	236,406
160	Additional paid-in capital	—	110,732
170	Reserves:	571,383	363,973
	a) legal reserve	47,281	46,959
	d) other reserves	524,102	317,014
180	Revaluation reserve	12,254	12,254
200	Net income	225,930	223,739
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		6,187,244	5,305,375

GUARANTEES AND COMMITMENTS

10	Guarantees given	78,416	63,166
	including: other guarantees	78,416	63,166
20	Commitments	1,437,859	252,047

Chairman of the Board of Directors Mario Prati	Managing Director and General Manager Ugo Ruffolo	Administration and Reporting Director Paolo Bacciga

CONSOLIDATED STATEMENT OF INCOME
(FIGURES IN THOUSANDS OF EUROS)

			2001	2000

10		Interest income and similar revenues	222,586	174,041
	including from:	• loans to customers	25,355	17,240
		• debt securities	69,143	32,537
20		Interest expense and similar charges	(157,489)	(103,901)
	including on:	• deposits from customers	(123,495)	(70,198)
		• securities issued	(10,404)	(9,768)
30		Dividends and other revenues:	595	91
		a) from shares, quotas and other equities	7	37
		b) from equity investments	588	54
		c) from investments in Group companies	—	—
40		Commission income	871,183	910,646
50		Commission expense	(377,356)	(502,447)
60		Dealing profits (losses)	10,683	(383)
70		Other operating income	22,966	20,653
80		Administrative costs:	(272,534)	(224,421)
		a) payroll	(119,581)	(109,390)
	including:	• wages and salaries	(83,463)	(77,257)
		• social security contributions	(24,262)	(21,084)
		• severance indemnities	(4,823)	(4,297)
		• pensions and other commitments	(2,027)	(2,588)
		b) other administrative costs	(152,953)	(115,031)
90		Adjustments to intangible and tangible fixed assets	(54,628)	(58,342)
100		Provisions for risks and charges	(44,317)	(9,202)
110		Other operating expenses	(208)	(205)
120		Adjustments to loans and provisions for guarantees and commitments	(3,817)	(2,971)
130		Write-backs of loans and provisions for guarantees and commitments	1,037	653
150		Adjustments to financial fixed assets	(1)	(1)
160		Write-backs of financial fixed assets	162	15
170		Income (losses from investments carried at equity)	7,948	48,349
180		Operating income	226,810	252,575
190		Extraordinary income	15,211	4,257
200		Extraordinary expenses	(4,820)	(2,538)
210		Net extraordinary income	10,391	1,719
240		Income taxes	(11,081)	(30,522)
250		Minority interests	(190)	(33)
260		Net income	225,930	223,739

Chairman of the Board of Directors Mario Prati	Managing Director and General Manager Ugo Ruffolo	Administration and Reporting Director Paolo Bacciga

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FORM AND CONTENT OF THE CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements as at 31.12.2001 comprise the present Notes and Directors’ Report in addition to the Consolidated Balance Sheet and Consolidated Statement of Income as provided for by Italian Legislative Decree No. 87 of 27.1.1992 and the Governor of the Bank of Italy’ s Regulations of 16.1.1995. The consolidated financial statements comprise the accounts of Banca Fideuram and of those banking, finance and related companies operating both in Italy and abroad in which it directly holds a majority of the share capital.

Investments in subsidiaries whose activities differ from those described above, being insurance activities, are valued using the equity method. The financial statements used for this purpose are those prepared in accordance with the accounting principles specific to the business sectors concerned.

Section 3 of Part B contains a list of the companies included in the consolidation area, together with investments carried at equity and, for completeness, investments valued at cost.

CONSOLIDATION PRINCIPLES

The consolidation principles applied comply with the provisions of Italian Legislative Decree 87/1992.

The book value of investments involving an equity interest of more than 50% is offset against the corresponding portion of shareholders’ equity. These adjustments are based on the book value of the investments at the time they were acquired.

The differences arising from these operations:

•                  are classified as assets in the Consolidated Balance sheet if positive (book value of the investment exceeds the related shareholders’ equity), and amortised over five years; however, the goodwill arising from the acquisition of investments in the French Fideuram Wargny Group companies is being amortised in equal instalments over ten years starting from the date of acquisition, a period that is regarded as appropriate considering the activities and growth plans of the companies acquired;

•                  are classified as liabilities in the Consolidated Balance Sheet if negative (book value of the investment lower than the related shareholders’ equity).

Minority interests in shareholders’ equity and in results for the period are classified separately.

The remaining holdings of between 20% and 50% are valued using the equity method.  The excess book value of the corresponding portion of shareholders’ equity at the time of the acquisition of the insurance company Fideuram Vita was classified as “Goodwill arising upon application of the equity method” and amortised over ten years, a period regarded as appropriate considering the average life of the subsidiary’s portfolio of insurance policies. The shortfall in book value with respect to the corresponding portion of shareholders’ equity is classified as “Negative goodwill arising upon application of the equity method”.

Changes in the value of shareholders’ equity subsequent to the date of calculating the above differences are classified as “Income (losses) from investments carried at equity” as appropriate.

Dividends recorded in the financial statements of the parent company in relation to investments consolidated line by line or using the equity method are written off. The related tax credit is deducted from income taxes for the financial year.

Intra-group balances and transactions between consolidated companies (incomes and expenses) are written off.

Where appropriate, deferred tax assets and liabilities are recorded in relation to the related consolidation adjustments.

The financial statement data of consolidated companies outside the Eurozone are translated to euros at the year-end exchange rates. Differences arising from the translation of these companies’ shareholders’ equity are classified as “Other reserves”.

Minor investments (holdings of less than 20%), the holding in the Group’s Fiscal Studies and Research Consortium (Consorzio Studi e Ricerche Fiscali) and the indirect holdings in a number of the French companies in the Fideuram Wargny Group, which are not considered significant for the purposes of consolidation, are valued at cost.

FUNCTIONAL CURRENCY

The consolidated financial statements are stated in thousands of euros.

DATE OF CONSOLIDATION

The reference date of the consolidated financial statements is the accounting reference date for Banca Fideuram and the other consolidated companies.

FINANCIAL STATEMENTS USED

The consolidated financial statements are prepared using the financial statements as at 31.12.2001 approved by the Boards of Directors concerned. Where necessary, they were reclassified to ensure consistency of presentation.

PART A

ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with the provisions of Italian Legislative Decree 87/1992 and the requirements of the Governor of the Bank of Italy’s Regulations of 16.1.1995. They also take into account the technical clarifications provided by the Bank of Italy and comply with the accounting principles laid down by the professional body of the Italian accounting profession (Consigli Nazionali dei Dottori Commercialisti e dei Ragionieri) or, in the absence thereof, by the International Accounting Standards Committee (IASC).

The accounting policies adopted are the same as those used to prepare the financial statements as at 31.12.2000.

The accounting policies adopted to prepare the consolidated financial statements are the same as those used for the parent company.

A - SECTION 1

STATEMENT OF ACCOUNTING POLICIES

1. LOANS, GUARANTEES AND COMMITMENTS

Loans

Loans to customers are recorded in the financial statements at their estimated realisable value.  This value is determined, with respect to the gross value of loans outstanding at year-end, by deducting estimated losses of principle and interest that take careful account of the solvency of specific non-performing, problem and restructured loans, as well as the general risk of future default inherent in other performing loans.

Any increase in the value of loans with respect to their estimated realisable value at the end of the prior year is credited to the statement of income item “Write-backs of loans and provisions for guarantees and commitments”.

Default interest is recognised to the extent considered recoverable. Discounted notes not yet due are recorded at nominal value, while the related interest not yet earned at year end is classified as “Deferred income”.

Amounts due from banks are stated at nominal value.  In addition, amounts due from certain banks resident in countries with high risk ratings are adjusted on a presumptive basis that takes the debt-servicing difficulties of the country of residence into account.

Guarantees and commitments

Guarantees given are recorded at the total value of the exposure, while commitments to pay out funds are recorded at the amounts to be paid.  Guarantees and commitments involving the assumption of credit risk are valued on the basis described regarding loans.

Securities receivable are recorded at the forward price contractually agreed with the issuer.

2. SECURITIES AND OFF-BALANCE-SHEET TRANSACTIONS

(other than foreign currency transactions)

Securities transactions are recorded as at the time of settlement. Purchase and sale commitments are recorded on the same basis adopted to value securities holdings, set out below.  Even if the securities held are not listed, the related sale commitments are still valued on the same basis as listed securities.

Assets and derivative contracts are valued separately. When they are linked, however, the contracts are valued in the same way as the assets they hedge.

Repurchase agreements that require the holder to resell the securities acquired when the agreement matures are recorded as loans and payables in the financial statements. The cost of borrowing and revenues from lending, represented by the interest coupons due on securities and the difference between the spot and forward prices, are recorded as interest on an accruals basis in the statement of income.

Investment securities are valued at their historical purchase cost. The difference between purchase cost and the related redemption price of fixed-income securities is classified as an adjustment to the interest earned by such securities. This adjustment is made on an accruals basis in relation to the residual period until the securities mature.

Securities held for dealing and/or treasury management purposes are not deemed to be investment securities. They are valued as follows:

•                  If listed on regulated markets, they are valued at the official year-end quoted prices.

•                  If unlisted, they are valued at whichever is the lowest of the daily moving weighted average cost or estimated realisable value, determined in relation to the prices for similar securities quoted on regulated markets, and the current value of future financial flows, discounted at an appropriate market rate. This estimate also takes the solvency of the issuer into account.

The results of valuations performed using the above criteria are recorded in the statement of income item “Profits (losses) on financial transactions”. The original value of securities is reinstated if the reasons for any write-downs in previous financial years cease to apply.

3. SUBSIDIARIES AND MINOR INVESTMENTS

Investments in Group companies that are not consolidated line-by-line are valued using the equity method unless they represent minor or insignificant equity investments.

Other equity investments are valued at LIFO cost, using annual layers.

The book value is written down when the loss in value of an equity investment is deemed to be permanent.  The original value is reinstated if the reasons for any write-downs cease to apply.

Equity investments denominated in foreign currency and carried at cost are recorded using the exchange rates current at the time they were purchased.

4. ASSETS AND LIABILITIES DENOMINATED IN FOREIGN CURRENCIES

(including off-balance-sheet transactions)

Foreign currency transactions are recognised at the time they are settled.

Assets, liabilities and spot off-balance-sheet transactions still to be settled are translated to Italian lire using the year-end exchange rates. The effect of this valuation is reflected in the statement of income.

Forward off-balance-sheet transactions entered into for hedging or trading purposes are valued using the spot or forward exchange rates applicable at year-end respectively.  The effect of this valuation is reflected in the statement of income.

Assets/liabilities and foreign currency derivative contracts are valued separately.

When they are linked, however, they are valued in the same way. The results of these valuations are recorded in the statement of income.

Trading contracts are valued using the forward exchange rates applicable at year end for the maturities of the contracts concerned.  Hedging contracts are valued using the spot exchange rates applicable at year-end.

5. TANGIBLE AND INTANGIBLE FIXED ASSETS

Tangible fixed assets are recorded at purchase cost, including related expenses, as increased by the cost of improvements and the revaluations recorded in prior years in accordance with related legislation.

Their book value is determined by deducting accumulated depreciation from the gross value defined above. This depreciation is calculated systematically on a straight-line basis over the residual useful lives of the assets concerned, starting from the year they enter service.

Tangible fixed assets used by third parties under finance lease arrangements are reflected in the consolidated financial statements using lease accounting methods.

Intangible fixed assets, including enjoyment rights and costs attributable to more than one year, are recorded with the agreement of the Board of Auditors, where required by law, and stated net of accumulated amortisation calculated systematically over their estimated useful lives, which do not exceed five years.

In previous financial years Banca Fideuram calculated the monetary revaluation of tangible fixed assets (mainly buildings) in accordance with Italian law for the values set out in Part B, section 4.

6. OWN SHARES

The own shares held for dealing purposes are valued at whichever is the lowest between cost and market price at the end of the financial year.

7. OTHER INFORMATION

Provision for employee severance indemnities

This represents the liability to all employees, accrued in accordance with current legislation and employment agreements.

Provisions for risks and charges

The Provision for taxation represents the liability for income taxes, estimated in accordance with current legislation, and includes the provision for deferred taxation.

Accounting principle No. 25 of the CNDCeR, the professional association for accountants in Italy (referred to in notice No. 99059010 of 30.7.1999 of the Italian National Commission for Listed Companies and the Stock Exchange (CONSOB), and the Bank of Italy regulations dated 3.8.1999) has been applied, in accordance with which deferred tax assets and liabilities are recognised in accordance with the accruals principle. Deferred tax assets and liabilities reflect the tax effect of timing differences between the book value of assets and liabilities and their value for tax purposes.

This provision also covers the taxes that the Bank expects to pay on the earnings of foreign equity investments, which will be taxable in the form of foreign dividends when they are collected in Italy.

The item “Income taxes” therefore consists of the sum of current taxes and changes in deferred tax assets and liabilities.

The item Other provisions covers known or likely liabilities and charges, the timing and amount of which cannot be determined with certainty at year end or by the date the financial statements are finalised. The provisions reflect the best estimates possible on the basis of the information available.

Revenues and expenses

Interest income and expense and other revenues and costs are recorded on an accruals basis in accordance with the matching principle. Default interest earned during the financial year is only recognised in the financial statements to the extent that it is deemed to be recoverable.

Effects of the introduction of the euro

The introduction of the euro did not require any changes to the accounting principles previously adopted. All the consolidated companies handled the matter in the same way in their accounting records.

The changeover did, however, entail costs that were principally for services to upgrade the information systems, which have already been recorded in the accounts in full.

A - SECTION 2

ADJUSTMENTS AND PROVISIONS FOR TAXES

No adjustments or provisions were recorded solely for tax purposes.

PART B

NOTES TO THE CONSOLIDATED BALANCE SHEET

B - SECTION 1

LOANS

1.1 Breakdown of item 30

“Due from banks”

	31.12.2001	31.12.2000
a) Due from Central Banks	93,709	30,416
b) Bills eligible for refinancing with Central Banks	—	—
c) Finance leases	—	—
d) Repurchase agreements	463,048	199,255
e) Securities loaned	—	—

None of the Group companies had any loans due from Argentine banks.

Analysis of loans to banks as at 31.12.2001

	CROSS VALUE	TOTAL ADJUSTMENTS	NET BOOK VALUE
A. Doubtful loans	407	122	285
A1. Non-performing loans	—	—	—
A2. Problem loans	—	—	—
A3. Loans currently being restructured	—	—	—
A4. Restructured loans	—	—	—
A5. Unsecured loans exposed to country risk	407	122	285
B. Performing loans	3,388,843	—	3,388,843

Movements in doubtful loans

	NON-PERFORMING LOANS	PROBLEM LOANS	LOANS CURRENTLY BEING RESTRUCTURED	RESTRUCTURED LOANS	UNSECURED LOANS EXPOSED TO COUNTRY RISK
A. Gross value as at 1.1.2001	—	—	—	—	282
A1. including: default interest	—	—	—	—	—
B. Increases	—	—	—	—	125
B.1 Transfers from performing loans	—	—	—	—	125
B.2 Default interest	—	—	—	—	—
B.3 Transfers from other categories of doubtful loans	—	—	—	—	—
B.4 Other increases	—	—	—	—	—
C. Decreases	—	—	—	—	—
C.1 Transfers to performing loan	—	—	—	—	—
C.2 Write-offs	—	—	—	—	—
C.3 Collections	—	—	—	—	—
C.4 Disposals	—	—	—	—	—
C.5 Transfers to other categories of doubtful loans	—	—	—	—	—
C.6 Other decreases	—	—	—	—	—
D. Gross value as at 31.12.2001	—	—	—	—	407
D.1 including: default interest	—	—	—	—	—

Adjustments to loans

	NON-PERFORMING LOANS	PROBLEM LOANS	LOANS CURRENTLY BEING RESTRUCTURED	RESTRUCTURED LOANS	UNSECURED LOANS EXPOSED TO COUNTRY RISK	PERFORMING LOANS
A. Total adjustments as at 1.1.2001	—	—	—	—	13	—
A1. including: default interest	—	—	—	—	—	—
B. Increases	—	—	—	—	109	—
B.1 Adjustments	—	—	—	—	109	—
B.1.1 including: default interest	—	—	—	—	—	—
B.2 Use of provisions for loan losses	—	—	—	—	—	—
B.3 Transfers from other categories of loans	—	—	—	—	—	—
B.4 Other increases	—	—	—	—	—	—
C. Decreases	—	—	—	—	—	—
C.1 Write-backs from year-end valuations	—	—	—	—	—	—
C.1.1 including: default interest	—	—	—	—	—	—
C.2 Write-backs following collections	—	—	—	—	—	—
C.2.1 including: default interest	—	—	—	—	—	—
C.3 Write-offs	—	—	—	—	—	—
C.4 Transfers to other categories of loans	—	—	—	—	—	—
C.5 Other decreases	—	—	—	—	—	—
D. Total adjustments as at 31.12.2001	—	—	—	—	122	—
D.1 including: default interest	—	—	—	—	—	—

1.2 Breakdown of item 40

“Loans to customers”

	31.12.2001	31.12.2000
a) Bills eligible for refinancing with Central Banks	7,659	—
b) Finance leases	—	959
c) Repurchase agreements	12,585	—
d) Securities loaned	—	—

Loans to customers totalling 484,757 thousand euros were secured by guarantees amounting to 430,572 thousand euros.

1.3 Secured loans to customers

a) Mortgages	60,340	51,828
b) Pledged assets:	355,255	221,202
1. cash deposits	—	201
2. securities	347,970	220,636
3. other instruments	7,285	365
c) Guarantees given by:	14,977	15,184
1. Governments	—	—
2. other public entities	—	—
3. banks	—	—
4. other operators	14,977	15,184

1.4 Non-performing loans

(including default interest)

	31.12.2001	31.12.2000
Book value	7,663	7,867
Adjustments	(5,594)	(5,984)
Estimated realisable value	2,069	1,883

1.5 Default interest

a) Non-performing loans
• book value	1,765	1,659
• adjustments	(1,765)	(1,659)
• estimated realisable value	—	—
b) Other deposits	—	—

Analysis of loans to customers as at 31.12.2001

	GROSS VALUE	TOTAL ADJUSTMENTS	NET BOOK VALUE
A. Doubtful loans	7,803	5,600	2,203
A1. Non-performing loans	7,663	5,594	2,069
A2. Problem loans	64	6	58
A3. Loans currently being restructured	—	—	—
A4. Restructured loans	76	—	76
A5. Unsecured loans exposed to country risk	—	—	—
B. Performing loans	489,364	6,810	482,554

Movements in doubtful loans

	NON-PERFORMING LOANS	PROBLEM LOANS	LOANS CURRENTLY BEING RESTRUCTURED	RESTRUCTURED LOANS	UNSECURED LOANS EXPOSED TO COUNTRY RISK
A. Gross value as at 1.1.2001	7,867	65	—	2,527	—
A1. including: default interest	1,659	—	—	—	—
B. Increases	3,767	2	—	108	—
B.1 Transfers from performing loans	715	—	—	—	—
B.2 Default interest	1,444	—	—	—	—
B.3 Transfers from other categories of doubtful loans	717	—	—	—	—
B.4 Other increases	891	2	—	108	—
C. Decreases	3,971	3	—	2,559	—
C.1 Transfers to performing loans	—	—	—	—	—
C.2 Write-offs	2,530	—	—	841	—
C.3 Collections	1,425	3	—	1,001	—
C.4 Disposals	—	—	—	—	—
C.5 Transfers to other categories of doubtful loans	—	—	—	717	—
C.6 Other decreases	16	—	—	—	—
D. Gross value as at 31.12.2001	7,663	64	—	76	—
D.1 including: default interest	1,765	—	—	—	—

Adjustments to loans

	NON-PERFORMING LOANS	PROBLEM LOANS	LOANS CURRENTLY BEING RESTRUCTURED	RESTRUCTURED LOANS	UNSECURED LOANS EXPOSED TO COUNTRY RISK	PERFORMING LOANS
A. Total adjustments as at 1.1.2001	5,984	7	—	1,274	—	4,124
A1. including: default interest	1,659	—	—	—	—	—
B. Increases	3,174	—	—	—	—	2,915
B.1 Adjustments	1,935	—	—	—	—	2,915
B.1.1 including: default interest	334	—	—	—	—	—
B.2 Use of provisions for loan losses	—	—	—	—	—	—
B.3 Transfers from other categories of loans	364	—	—	—	—	—
B.4 Other increases	875	—	—	—	—	—
C. Decreases	3,564	1	—	1,274	—	229
C.1 Write-backs from year-end valuations	81	1	—	—	—	—
C.1.1 including: default interest	—	—	—	—	—	—
C.2 Write-backs following collections	953	—	—	76	—	—
C.2.1 including: default interest	40	—	—	—	—	—
C.3 Write-offs	2,530	—	—	841	—	222
C.4 Transfers to other categories of loans	—	—	—	357	—	7
C.5 Other decreases	—	—	—	—	—	—
D. Total adjustments as at 31.12.2001	5,594	6	—	—	—	6,810
D.1 including: default interest	1,765	—	—	—	—	—

B - SECTION 2

SECURITIES

Balance Sheet classification	31.12.2001	31.12.2000
Treasury securities and similar bills eligible for refinancing with Central banks (item 20)	329,881	193,068
Bonds and other debt securities (item 50)	992,823	679,378
Shares, quotas and other equities (item 60)	5,718	10,449
Total	1,328,422	882,895

The item “Bonds and other debt securities” includes 676 million euros (447 million euros as at 31.12.2000) relating to repurchase agreements with IMI Bank Lux.

Analysis

Investment securities	25,518	36,446
Dealing securities	1,302,904	846,449
Total	1,328,422	882,895

Analysis of the difference between the book values and maturity values of fixed-income securities held for investment purposes

	31.12.2001			31.12.2000
	BOOK VALUE	MATURITY VALUE	HIGHER MATURITY VALUE	BOOK VALUE	MATURITY VALUE	HIGHER MATURITY VALUE
Government securities listed	946	947	1	921	921	—
Other securities listed	17,551	17,567	16	34,972	35,717	745
Other securities unlisted	6,921	6,916	(5)	553	353	—

In accordance with a specific resolution of the Board of Directors, investment securities are held for the long term as stable investments and any disposals must be formally authorised by the Board.

2.1 Investment securities

	31.12.2001		31.12.2000
	BOOK VALUE	MARKET VALUE	BOOK VALUE	MARKET VALUE
1.Debt securities	25,418	29,866	31,345	31,338
1.1 Government securities	946	922	921	921
• listed	946	922	921	921
• unlisted	—	—	—	—
1.2 Other securities	24,472	28,944	30,424	30,417
• listed	17,551	22,028	29,871	29,864
• unlisted	6,921	6,916	553	553
2. Equities	100	100	5,101	5,853
• listed	100	100	5,101	5,853
• unlisted	—	—	—	—
Total	25,518	29,966	36,446	37,191

2.2 Changes in investment securities

	31.12.2001	31.12.2000
A. Opening balance	36,446	8,700
B. Increases	55,316	29,897
B1. Purchases	54,231	2,340
B2. Write-backs	48	21
B3. Transfers from dealing portfolio	612	22,503
B4. Other changes	425	5,033
C. Decreases	66,244	2,151
C1. Sales	56,851	1,982
C2. Redemptions	1,798	151
C3. Adjustments	7,025	18
including: permanent write-downs	11	18
C4. Transfers to dealing portfolio	—	—
C5. Other changes	570	—
D. Closing balance	25,518	36,446

The entire amount for 2000 was attributable to Turis, now Fideuram Bank (Suisse), which reclassified its securities holdings as investment securities.

2.3 Dealing securities

	31.12.2001		31.12.2000
	BOOK VALUE	MARKET VALUE	BOOK VALUE	MARKET VALUE
1. Debt securities	1,285,547	1,285,558	843,094	843,112
1.1 Government securities	400,226	400,226	282,603	282,603
• listed	400,226	400,226	282,603	282,603
• unlisted	—	—	—	—
1.2 Other securities	885,321	885,329	560,491	560,509
• listed	147,460	147,460	79,669	79,669
• unlisted	737,861	737,869	480,822	480,839
2. Equities	17,357	17,705	3,355	3,441
• listed	16,661	16,661	3,054	3,054
• unlisted	696	1,044	301	387
Total	1,302,904	1,303,260	846,449	846,553

The item “Other securities - unlisted” includes securities totalling 676 million euros (447 million euros as at 31.12.2000) relating to repurchase agreements with IMI Bank Lux.

2.4 Changes in dealing securities

	31.12.2001	31.12.2000
A. Opening balance	846,449	621,335
B. Increases	16,292,541	6,590,543
B1. Purchases	16,206,477	6,581,268
• Debt securities	16,184,328	6,464,940
• Government securities	9,491,730	4,848,690
• Other securities	6,692,598	1,616,250
• Equities	22,149	116,328
B2. Write-backs and revaluations	665	821
B3. Transfers from investment portfolio	—	—
B4. Other changes	85,399	8,454
C. Decreases	15,836,086	6,365,429
C1. Sales	15,759,781	6,332,861
• Debt securities	15,736,122	6,219,909
• Government securities	9,376,347	4,929,988
• Other securities	6,359,775	1,289,921
• Equities	23,659	112,952
C2. Adjustments	2,404	3,300
C3. Transfers to investment portfolio	—	22,503
C5. Other changes	73,901	6,765
D. Closing balance	1,302,904	846,449

The item “Other changes” under increases (B4) principally comprises income from dealing in securities for the period.

The item “Other changes” under decreases (C5) principally comprises the issue discounts accrued at the end of the previous financial year.

B - SECTION 3

SUBSIDIARIES AND OTHER MINOR INVESTMENTS

3.1 Significant investments

								VOTING RIGHTS	CONSOLIDATED
								AT	BOOK VALUE
	TYPE	SHAREHOLDERS’				OWNERSHIP		SHAREHOLDERS’	(THOUSAND
NAME	RELAT.	EQUITY (*)		NET INCOME		HELD BY	%	MEETINGS	EUROS)
A. Companies consolidated line by line
A.1 Line-by-line basis
1. Banca Fideuram S.p.A. - Milan Capital EUR 236,406,370 in shares of EUR 0.26 each		Euro	942,026	Euro	238,611				—
2. Fideuram Bank (Luxembourg) S.A. Capital EUR 20,000,000 in shares of EUR 1,000 each	1	Euro	35,764	Euro	9,723	BF/FV	99.99%	99.99%	—
3. Fideuram Fiduciaria S.p.A. - Rome Capital EUR 1,551,000 in shares of EUR 517 each	1	Euro	2,035	Euro	312	BF	100.00%	100.00%	—
4. Fideuram Fondi S.p.A. - Rome Capital EUR 17,233,161 in shares of EUR 517 each	1	Euro	31,810	Euro	11,001	BF	99.25%	99.25%	—
5. Fonditalia Management Co. S.A. - Luxembourg Capital EUR 2,500,000 in shares of EUR 1,000 each	1	Euro	172,043	Euro	161,446	BF/FV	99.99%	99.99%	—
6. Interfund Advisory Co. S.A. - Luxembourg Capital EUR 125,000 in shares of EUR 100 each	1	Euro	63,745	Euro	63,607	BF/FV	99.99%	99.99%	—
7. International Securities Advisory Co. S.A. - Luxembourg Capital EUR 75,000 in shares without par value	1	Euro	5,999	Euro	5,916	BF/FV	99.99%	99.99%	—
8. Société de Gestion du Fonds Commun de Placement Fideuram Fund S.A. - Luxembourg Capital EUR 125,000 in shares of EUR 1,000 each	1	Euro	16,330	Euro	16,077	BF/FV	99.99%	99.99%	—
9. Fideuram Gestions S.A. - Luxembourg Capital EUR 1,000,000 in shares of EUR 100 each	1	Euro	11,780	Euro	10,365	BF/FV	99.99%	99.99%	—
10. Fideuram Gestioni Patrimoniali Sim S.p.A. - Milan Capital EUR 5,000,000 in shares of EUR 1 each	1	Euro	21,947	Euro	15,215	BF	100.00%	100.00%	—
11. Fideuram Capital Sim S.p.A. - Milan Capital EUR 9,250,000 in shares of EUR 1 each	1	Euro	24,723	Euro	12,061	BF	100.00%	100.00%	—
12. Fideuram Bank (Suisse) A.G. - Zurich Capital CHF 15,000,000 in shares of CHF 500 each	1	Chf	31,742	Chf	113	FBL	99.99%	99.99%	—
13. Fideuram Asset Management (Ireland) Ltd - Dublin Capital EUR 1,000,000 in shares of EUR 1,000 each	1	Euro	787	Euro	(213)	BF	100.00%	100.00%	—
14. Financière Fideuram S.A.- Paris Capital EUR 140,637 in shares of EUR 15.3 each	1	Euro	37,601	Euro	(712)	BF	94.96%	94.96%	—
15. Banque Privée Fideuram Wargny S.A. - Paris Capital EUR 6,058,554 in shares of EUR 26.75 each	1	Euro	88,567	Euro	(1,895)	FF	94.81%	94.81%	—
16. Fideuram Wargny Gestion S.A. - Paris Capital EUR 155,000 in shares of EUR 15.5 each	1	Euro	3,076	Euro	476	BPFW	94.67%	94.67%	—
17. Wargny Gestion S.A.M. - Monaco Capital EUR 2,500,000 in shares of EUR 100 each	1	Euro	4,697	Euro	490	BPFW	94.46%	94.46%	—
18. Sogesmar S.A. - Paris Capital EUR 147,645 in shares of EUR 76.5 each	1	Euro	583	Euro	115	BPFW/FWG	94.06%	94.06%	—
19. Fideuram Wargny Active Broker S.A. - Paris Capital EUR 3,299,835 in shares of EUR 15.4 each	1	Euro	22,119	Euro	3,502	BPFW	94.81%	94.81%	—
20. Fideuram Multimanager Fund Management Co. S.A. (**) Capital EUR 125,000 in shares of EUR 1,000 each	1	Euro	447	Euro	322	BF/FV	99.99%	99.99%	—
B. Investments carried at equity
1. Fideuram Assicurazioni S.p.A. - Rome Capital EUR 6,966,000 in shares of EUR 516 each	1	Euro	12,640	Euro	2,077	BF	100.00%	100.00%	Euro	12,610
2. Fideuram Vita S.p.A. - Rome Capital EUR 53,040,000 in shares of EUR 5.2 each	1	Euro	285,971	Euro	4,751	BF	99.75%	99.75%	Euro	278,557
3. Sanpaolo Imi Institutional Asset Management S.p.A. - Milan Capital EUR 1,000,000 in shares of EUR 1 each	8	Euro	20,343	Euro	809	FC	30.00%	30.00%	Euro	5,213
C. Other significant investments
1. Studi e Ricerche Fiscali (Consortium) - Rome Consortium Fund EUR 258,228	8	Euro	258		—	BF	10.00%	10.00%	Euro	26

Legend

Type of relationship:

1 = Control as per sub-paragraph 1, No. 1, art. 2359 of the Italian Civil Code (majority of voting rights at general meeting)

8 = Associated company

BF= Banca Fideuram, FV= Fideuram Vita, FC= Fideuram Capital,

FF= Financière Fideuram, BPFW= Banque Privée Fideuram Wargny

FBL= Fideuram Bank (Lux)

(*) Including the net income shown in the next column

(**) Acquired by Fideuram Gestions S.A. with effect from 1.1.2002

Investments carried at cost are analysed below:

Name	BOOK VALUE	OWNERSHIP (%)
A. Investments in banks	—
B. Investments in financial institutions	35
Graviere Gestion - Paris	17	7.72
Hogep Hoche Gestion - Paris	18	10.0
C. Other investments	4,527
Euronext - Paris	4,427	0.67
Fondo Interbancario di Tutela dei Depositi	1	0.16
Istituto per l’Enciclopedia della Banca e della Borsa S.p.A. - Rome	3	0.35
Industrie Aeronautiche Meccaniche Rinaldo Piaggio S.p.A. Genoa(1)	—	3.86
S.W.I.F.T. S.C. - Brussels	5	0.02
Società Gestione Realizzo S.p.A. - Rome	87	0.63
S.I.A. Società Interbancaria per l’Automazione S.p.A. Milan	3	0.02
S.S.B. Società Servizi Bancari S.p.A. - Milan	1	0.02
Total	4,562

(1) Fully written down.

The above investments are included in assets item 70 b) “Other equity investments”.

Item 70 “Equity investments”

	31.12.2001	31.12.2000
b) Other
Euronext S.A.	4,427	—
Società Gestione Realizzo S.p.A.	87	84
Hogep Hoche Gestion S.A.	18	—
Graviere Gestion S.A.	17	—
S.W.I.F.T. S.C.	5	5
Istituto per l’Enciclopedia della Banca e della Borsa S.p.A.	3	3
S.I.A. Società Interbancaria per l’Automazione S.p.A.	3	4
S.S.B. Società Servizi Bancari S.p.A.	1	1
Fondo Interbancario di Tutela dei Depositi (Consortium)	1	1
Unionvita S.p.A.	—	4,656
Total	4,562	4,754

Item 80 “Investments in Group companies”

a) Carried at equity	296,410	303,468
Fideuram Vita S.p.A.	278,557	291,602
Fideuram Assicurazioni S.p.A.	12,640	11,609
Sanpaolo IMI Institutional Asset Management S.p.A.	5,213	257
b) Other	149	156
Studi e Ricerche Fiscali (Consortium)	26	39
WS Invest S.A.	—	34
Finomatic S.A.	8	8
Finance Gestion S.A.	77	38
W.D.W. S.A.	38	37
Total	296,559	303,624

3.2 Amounts due to and from Group companies

	Subsidiaries (*)	Companies subject to considerable influence	Parent company	Companies controlled by the parent	31.12.2001 total	31.12.2000 total
a) Assets
1. Due from banks	—	—	648	366,957	367,605	247,705
including: subordinated	—	—	—	—	—	—
2. Due from financial institutions	—	—	—	—	—	—
including: subordinated	—	—	—	—	—	—
3. Due from other customers	—	—	—	—	—	—
including: subordinated	—	—	—	—	—	—
4. Bonds and other debt securities	—	—	2,209	720,894	723,103	251,078
including: subordinated	—	—	—	—	—	—

b) Liabilities
1. Due to banks	—	—	44	327,158	327,202	35,742
2. Due to financial institutions	—	—	—	136	136	46
3. Due to other customers	113,465	180	—	248	113,893	66,296
4. Securities issued	—	—	—	—	—	—
5. Subordinated liabilities	2,000	—	—	—	2,000	1,033

c) Guarantees and commitments
1. Guarantees given	—	—	516	162	678	—
2. Commitments	—	—	—	175,226	175,226	10,550

(*) Subsidiaries consolidated using the equity method.

3.3 Amounts due to and from investments

(non-Group companies)	31.12.2001	31.12.2000
a) Assets
1. Due from banks	—	—
including: subordinated	—	—
2. Due from financial institutions	—	—
including: subordinated	—	—
3. Due from other customers	352	561
including: subordinated	—	—
4. Bonds and other debt securities	—	—
including: subordinated	—	—
b) Liabilities
1. Due to banks	—	—
2. Due to financial institutions	—	—
3. Due to other customers	—	—
4. Securities issued	—	—
5. Subordinated liabilities	—	—
c) Guarantees and commitments
1. Guarantees given	—	—
2. Commitments	—	—

3.4 Item 70 “Equity investments”

a) Investments in banks	—	—
1. listed	—	—
2. unlisted	—	—
b) Investments in financial institutions	35	—
1. listed	—	—
2. unlisted	35	—
c) Other investments	4,527	4,754
1. listed	4,427	—
2. unlisted	100	4,754
Total	4,562	4,754

3.5 Item 80 “Investments in Group companies”

	31.12.2001	31.12.2000
a) Investments in banks	—	—
1. listed	—	—
2. unlisted	—	—
b) Investments in financial institutions	5,336	374
1. listed	—	—
2. unlisted	5,336	374
c) Other investments	291,223	303,250
1. listed	—	—
2. unlisted	291,223	303,250
Total	296,559	303,624

3.6 Changes in investment portfolio

3.6.1 Investments in Group companies

A. Opening balance	303,624	293,920
B. Increases	12,887	52,954
B1. Purchases	43	121
B2. Write-backs	—	—
B3. Revaluations	8,186	48,534
B4. Other changes	4,658	4,299
C. Decreases	19,952	43,250
C1. Sales	47	52
C2. Adjustments		31
including: permanent write-downs	—	—
C3. Other changes	19,905	43,167
D. Closing balance	296,559	303,624
E. Total revaluations	206,222	218,886
F. Total adjustments	—	—

The changes in investments in Group companies relate solely to companies carried at equity.

The item “Revaluations” under increases (B3) reflects the increase in shareholders’ equity deriving from net income for the period.

The item “Other changes” under decreases (C3) principally comprises dividends paid by subsidiaries.

3.6.2 Other equity investments

A. Opening balance	4,754	4,749
B. Increases	4,464	6
B1. Purchases	—	—
B2. Write-backs	2	6
B3. Revaluations	—	—
B4. Other changes	4,462	—
C. Decreases	4,656	1
C1. Sales	—	—
C2. Adjustments	1	1
including: permanent write-downs	1	1
C3. Other changes	4,655	—
D. Closing balance	4,562	4,754
E. Total revaluations	—	—
F. Total adjustments	923	924

B - SECTION 4

TANGIBLE AND INTANGIBLE FIXED ASSETS

Item 120 “Tangible fixed assets”	31.12.2001	31.12.2000
Immovable property used for operating purposes	37,460	38,831
Plant and equipment	12,801	16,042
Furniture and furnishings	6,972	4,368
Total	57,233	59,240

4.1 Changes in tangible fixed assets

A. Opening balance	59,240	40,285
B. Increases	11,281	30,084
B1. Purchases	10,129	10,322
B2. Write-backs	—	—
B3. Revaluations	—	15,129
B4. Other changes	1,152	4,634
C. Decreases	13,288	11,129
C1. Sales	702	116
C2. Adjustments	12,078	10,744
a) depreciation	12,078	10,744
b) permanent write-downs	—	—
C3. Other changes	508	270
D. Closing balance	57,233	59,240
E. Total revaluations	17,741	19,185
F. Total adjustments:	121,080	108,340
a) depreciation	121,080	108,340
b) permanent write-downs	—	—

The total revaluations of tangible fixed assets (mainly buildings) regarded Banca Fideuram and resulted from applying Italy’s currency adjustment laws in 2000 and prior financial years.

Gross revaluations amounted to 48 million euros while the related sinking funds totalled 30 million as at 31.12.2001.

Item 110 “Intangible fixed assets”

Goodwill	—	583
Software purchase costs	19,418	13,754
Improvements to leasehold branch properties	9,292	7,336
Other deferred expenses	4,800	5,142
Total	33,510	26,815

The item “Goodwill” refers to the goodwill, amortised in full, arising in Fideuram Bank (Luxembourg) as a result of acquisitions.

4.2 Changes in intangible fixed assets

	31.12.2001	31.12.2000
A. Opening balance	26,815	35,206
B. Increases	25,633	22,994
B1. Purchases	25,086	17,924
B2. Write-backs	—	—
B3. Revaluations	—	—
B4. Other changes	547	5,070
C. Decreases	18,938	31,385
C1. Sales	93	22
C2. Adjustments	18,574	31,162
a) amortisation	18,574	31,162
b) permanent write-downs	—	—
C3. Other changes	271	201
D. Closing balance	33,510	26,815
E. Total revaluations	—	—
F. Total adjustments:	56,197	124,444
a) amortisation	56,197	124,444
b) permanent write-downs	—	—

B - SECTION 5

OTHER ASSETS

5.1 Item 150 “Other assets”

Clearing accounts and other receivables	94,677	216,692
Commissions and fess receivable	88,216	49,423
Deferred tax assets	61,676	85,407
Due from private bankers	54,838	34,701
Due from tax authorities	41,130	23,012
Transactions in progress	38,672	63,553
Withholding tax	37,312	11,214
Cash, cheques, coupons, prepaid stamp duty etc.	31,679	18,284
Effect of valuing off-balance-sheet transactions	1,561	17,835
Invoices issued	786	1,031
Other taxation	59	—
Adjustments	(192)	(290)
Total	450,414	520,861

The changes during the year related to the item “Deferred  tax assets” were as follows:

Opening balance	85,407	39,503
Deferred tax assets recognised in the period	35,825	53,357
Taxes reversing in the period	(59,556)	(7,255)
Closing balance	61,676	85,407

5.2 Item 160 “Accrued income and prepaid expenses”

	31.12.2001	31.12.2000
Accrued income	24,207	16,883
Interest on securities	17,996	9,018
Interest on amounts due from banks	5,338	7,543
Interest from loans to customers	331	287
Other	542	35
Prepaid expenses	7,792	19,647
Commissions on index bonus - Three-year plan	—	11,769
Commissions on financial products	54	248
Subordinated liabilities	4,107	4,637
Rental expense and insurance	544	1,398
Other	3,087	1,595
Total	31,999	36,530

5.3 Adjustments to accrued income and prepaid expenses

Accrued expenses and deferred income are all recorded separately and, accordingly, no balance sheet accounts have been adjusted to reflect these amounts.

5.4 Subordinated assets

a) Due from banks	—	—
b) Loans to customers	—	—
c) Bonds and other debt securities	6,711	4,805
Total	6,711	4,805

B - SECTION 6

PAYABLES

1.1 Breakdown of the item “Due to banks”

a) Repurchase agreements	58,899	—
b) Securities loaned	—	—

1.2 Breakdown of the item “Due to customers”

a) Repurchase agreements	679,560	647,853
b) Securities loaned	—	—

B - SECTION 7

PROVISIONS

Item 70 “Provision for employee severance indemnities” - changes during the period

Opening balance	26,218	24,106
Decreases:
• indemnities and advances paid	785	1,524
• other	589	365
• to Sanpaolo IMI Group pension fund (Italian Legislative Decree 124/1993)	605	355
Increases:
• provisions	4,553	4,272
• other	—	84
Closing balance	28,792	26,218

Subitem 80 a) “Pensions and similar commitments - Changes during the period

	31.12.2001	31.12.2000
Opening balance	—	624
Decreases:
• utilisation	—	624
Increases:
• provision	—	—
• other	—	—
Closing balance	—	—

This related to the pension fund for employees of Fideuram Bank (Luxembourg) which has in the meantime been closed.

Subitem 80 b) “Provisions for risks and charges - taxation - Changes during the period

Opening balance	111,263	64,505
Decreases:
• utilisation	93,106	54,026
• surplus	81	—
Increases:
• provision for income taxes	29,860	100,768
• other	—	16
Closing balance	47,936	111,263

The “Provision for taxation” includes the provision for deferred taxation, the changes for which were as follows in the period:

Opening balance	42,910	25,667
Deferred tax liabilities recognised in the period	6,318	41,454
Taxes reversing in the period	(42,510)	(24,211)
Other	(81)	—
Closing balance	6,637	42,910

The subsidiary Fideuram Vita is in dispute with the Italian Inland Revenue regarding the 1985 to 1987 financial years. The dispute concerning the 1988, 1989 and 1990 financial years was settled as a result of the favourable judgement of the Regional Tax Commission filed on 27.7.2000, against which the Inland Revenue did not lodge an appeal within the period prescribed by law.

No notices of assessment have been received regarding the tax declarations submitted for 1991 to 1995 inclusive within the period specified by the law.

For the 1985, 1986 and 1987 financial years, the company obtained a favourable judgement at first instance but substantially against at second and third. Considering that this did not prejudice the possibility of its obtaining a favourable final judgement, Fideuram Vita has lodged an appeal in cassation. The potential cost to the company if the current judgement is confirmed would be minimal, but it could become significant (although it would still be amply covered by the existing reserves) if a similar case were to extend to subsequent financial years that are still open (from 1996 onwards).  Having taken expert counsel and also taken into account both the favourable progress of the case and the fact that the subject of the dispute results from practices that are universally adopted throughout the insurance sector, the subsidiary has not made any special provisions to cover the risk of losing the case.

7.2 Subitem 80 d) “Provisions for risks and charges - other”

Provision for legal disputes and claims from receivers	17,381	15,743
Provisions for financial consultants’ severance indemnities	22,218	19,809
Provisions for guarantees and commitments	904	904
Provisions for losses on commissions advanced	44,805	7,205
Other provisions	122	—
Total	85,430	43,661

The “Provisions for losses on commissions advanced” were calculated in relation to the estimated additional costs that the Bank would incur if the volume of business brought in by private bankers during their initial period of operations were to be less than that corresponding to the advance commission they are guaranteed for the same period. The increase from 7,205 to 44,805 thousand euros was due both to the rise in the number of private bankers and the increased risk of not recovering the advance commission for those recruited in the last period.

Subitem 80 d) “Provisions for risks and  charges - other provisions” changes during the period

	Legal disputes and claims from receivers	Consultants’ severance indemnities	Guarantees and commitments	Losses on commissions advanced	Other	total
						31.12.2001

Balance as at 31 December 2000	15,743	19,809	904	7,205	—	43,661
Decreases:
• utilisation	736	902	—	—	910	2,548
• others	—	—	—	—	—	—
Increases:
• provision	2,374	3,311	—	37,600	1,032	44,317
• others	—	—	—	—	—	—
Balance as at 31 December 2001	17,381	22,218	904	44,805	122	85,430

	Legal disputes and claims from receivers	Consultants’ severance indemnities	Guarantees and commitments	Losses on commissions advanced	Other	total
						31.12.2000

Balance as at 31 December 1999	16,098	14,467	904	4,614	170	36,253
Decreases:
• utilisation	975	432	—	—	387	1,794
• others	—	—	—	—	—	—
Increases:
• provision	620	5,774	—	2,591	217	9,202
• others	—	—	—	—	—	—
Balance as at 31 December 2000	15,743	19,809	904	7,205	—	43,661

B - SECTION 8

CAPITAL AND RESERVES

Item 90 “Goodwill arising on consolidation”

Item 120 “Negative goodwill arising upon consolidation”

	31.12.2001		31.12.2000
	Goodwill on consolidation		Goodwill on consolidation
Company	Positive (assets item 90)	negative (liabilities 120 item)	Positive (assets item 90)	negative (liabilities 120 item)
Fideuram Fiduciaria S.p.A.	—	649	—	649
Fideuram Fondi S.p.A.	—	418	—	418
Fonditalia Management Co. S.A.	—	—	11,615	—
Interfund Advisory Co. S.A.	—	—	58	—
International Securities Advisory Co. S.A.	—	—	31	—
Fideuram Gestioni Patrimoniali Sim S.p.A.	—	275	—	274
Financière Fideuram S.A.	73,229	—	76,987	—
Total	73,229	1,342	88,691	1,341

Goodwill arising upon consolidation is attributable to goodwill paid. Goodwill arising upon consolidation regarding Financière Fideuram is being amortised over ten years, a period that is regarded as appropriate considering the activities and growth plans of the companies acquired. In all other cases goodwill arising upon consolidation is amortised over five years.

The changes in goodwill arising upon consolidation are analysed below:

	2001 changes
Positive goodwill as at 31.12.2000	New differences	Amortisation	Other	Positive goodwill as at 31.12.2001

88,691	4,451	(19,913)	—	73,229

The changes in negative goodwill arising upon consolidation are analysed below:

	2001 changes
Negative goodwill as at 31.12.2000	New differences	Other	Negative goodwill as at 31.12.2001

1,342	—	—	1,342

Item 100 “Goodwill arising upon application of the equity method”

Item 130 “Negative goodwill arising upon application of the equity method”

	31.12.2001		31.12.2000
	goodwill from equity method		goodwill from equity method
Company	positive (item 100 assets)	negative (item 130 negative liabilites)	positive (item 100 assets)	negative (item 130 negative liabilites)

Fideuram Vita S.p.A.	8,172	—	12,235	—
Total	8,172	—	12,235	—

The changes in goodwill arising upon application of the equity method are analysed below:

	2001 changes
Positive goodwill as at 31.12.2000	New differences	Amortisation	Other	Positive goodwill as at 31.12.2001

12,235	—	(4,063)	—	8,172

These differences are attributable to goodwill.  They relate to the subsidiary Fideuram Vita and are being amortised over ten years, a period that is regarded as appropriate considering the type of investment concerned.

Item 140 “Minority interests”

	31.12.2001	31.12.2000

Minority interests	3,647	9,799

This item represents the minority interest in the shareholders’ equity of companies consolidated on a line-by-line basis. The balance of the item as at 31.12.2001 largely consisted of minority interests in the Fideuram Wargny Group.

Item 150 “Capital”

909,255,270 ordinary shares with a par value of 0.26 euros each	236,406	236,406

Item 160 “Additional paid-in capital”

Additional paid-in capital	—	110,732

Item 170 “Reserves”

Legal reserve	47,281	46,959
Reserve for own shares	400,000	—
Others	124,102	317,014
Total	571,383	363,973

The legal reserve and own shares reserve relate to the parent company.

The item other reserves principally comprises the net income of investments carried at equity and of the subsidiaries consolidated on a line-by-line basis.

Item 180 “Revaluation reserve”

Surplus balance of monetary reval. of property	12,254	12,254

This is the surplus balance of the monetary revaluation resulting from the application of Italian Law 342/2000 net of substitute tax paid.

Item 200 “Net income for the year”

Net income for the year	225,930	223,739

Statement of changes in consolidated shareholders’ equity	31.12.2001

	capital	additional paid-in capital	legal reserve	other reserves	negative goodwill from consolidation	negative goodwill from equity method	net income for the period	total consolidated shareholders’ equity

Balance as at 31 December 2000	236,406	110,732	46,959	329,268	1,342	—	223,739	948,446
Allocation of net income:
• reserves	—	(110,732)	322	206,853	—	—	(96,443)	—
• dividends	—	—	—	—	—	—	(127,296)	(127,296)
Other changes	—	—	—	235	—	—	—	235
Net income	—	—	—	—	—	—	225,930	225,930
Balance as at 31 December 2001	236,406	—	47,281	536,356	1,342	—	225,930	1,047,315

31.12.2000

	capital	additional paid-in capital	legal reserve	other reserves	negative goodwill from consolidation	negative goodwill from equity method	net income for the period	total consolidated shareholders’ equity

Balance as at 31 December 1999	234,795	112,343	38,734	246,174	1,376	—	157,872	791,294
Allocation of net income:
• reserves	—	—	8,225	65,120	—	—	(73,345)	—
• dividends	—	—	—	—	—	—	(84,527)	(84,527)
Change following redenomination of share capital in euros	1,611	(1,611)	—	—	—	—	—	—
Surplus balance of revaluation of immovable property	—	—	—	12,254	—	—	—	12,254
Other changes (*)	—	—	—	5,720	(34)	—	—	5,686
Net income	—	—	—	—	—	—	223,739	223,739
Balance as at 31 December 2000	236,406	110,732	46,959	329,268	1,342	—	223,739	948,446

(*) Includes 4.3 million euros resulting from the increase in value of the investment in Fideuram Vita due to the revaluation of assets.

Item 110 “Subordinated liabilities”

	31.12.2001	31.12.2000

Subordinated liabilities	200,547	200,000

B - SECTION 9

OTHER LIABILITIES

9.1 Item 50 “Other liabilities”

	31.12.2001	31.12.2000

Due to private bankers	275,701	263,051
Clearing accounts and other payables	139,857	240,948
Amounts being processed	118,676	145,861
Payroll and contributions payable	42,122	34,242
Amounts relating to securities transactions	34,391	3,313
Due to suppliers	29,870	33,699
Due to tax authorities	17,823	16,506
Due to social security institutions	8,445	11,173
Non-liquid balances from portfolio transactions	5,733	3,658
Effect of valuing off-balance-sheet transactions	4,032	2,454
Amounts to be collected by customers	3,724	2,009
Cash-changeover	511	—
Total	680,885	756,915

9.2 Item 60 “Accrued expenses and deferred income”

Accrued expenses	22,106	16,674
Interest on amounts due to banks	2,044	3,158
Interest on amounts due to customers	3,151	2,309
Differentials on off-balance-sheet transactions	498	—
Subordinated liabilities	2,055	2,786
Differentials Index Bonus	10,653	—
Other	3,705	8,421
Deferred income	55	46
Commissions	55	46
Other	—	—
Total	22,161	16,720

9.3 Adjustments to reflect accrued expenses and deferred income

Accrued expenses and deferred income are all recorded separately and, accordingly, no balance sheet accounts have been adjusted to reflect these amounts.

B - SECTION 10

GUARANTEES AND COMMITMENTS

10.1 Item 10 “Guarantees given”

	31.12.2001	31.12.2000

a) Commercial guarantees	28,892	21,582
• guarantees	28,892	21,582
• lines of credit	—	—
b) Financial guarantees	49,524	41,584
• guarantees	49,524	41,584
c) Assets lodged in guarantee	—	—
• securities	—	—
Total	78,416	63,166

10.2 Item 20 “Commitments”

a) Commitments to grant finance (certain to be called on)	1,432,980	247,581
• purchases of securities not yet settled	177,290	31,760
• deposits and loans to be made to banks	1,230,065	202,807
• deposits and loans to be made to customers	25,625	13,014
• financial commitments: payment of residual 7/10ths of capital increase	—	—
• mortgages to be paid out to customers	—	—
b) Commitments to grant finance (not certain to be called on)	4,879	4,466
• commitments to the Interbank Deposit Guarantee Fund	4,879	4,466
• undrawn irrevocable lines of credit granted	—	—
Total	1,437,859	252,047

The commitments for 2001 mainly relate to Banca Fideuram and Fideuram Bank (Lux) regarding deposits to be made in early 2002.

10.3 Assets lodged to guarantee Group liabilities

Securities lodged to guarantee:

• advances from the Bank of Italy	—	34,966
• borrowing repurchase agreements with banks	—	—
• borrowing repurchase agreements with customers	666,371	447,432
• banker’s drafts	39,839	35,965
• other guarantee deposits	—	—
Total	706,210	518,363

10.4 Unused lines of credit available

a) Central Banks	27,287	11,461
b) Other banks	—	—
Total	27,287	11,461

10.5 Forward transactions

	31.12.2001			31.12.2000
	hedging	dealing	other	hedging	dealing	other

1. Purchase/sale of
1.1 Securities
• purchases	—	177,290	—	—	33,746	—
• sales	—	782,200	—	—	511,783	—
1.2 Currency
• currency against currency	—	16,172	—	3,361	447	—
• purchases against euro	—	39,033	—	12,181	40,704	—
• sales against euro	—	2,509	—	5,557	25,488	—
2. Deposits and loans
• to be disbursed	—	—	1,255,690	20,497	—	7,754
• to be received	—	—	1,656	195,095	—	54,602
3. Derivative contracts
3.1 With exchange of capital
a) securities
• purchases	—	—	—	—	—	—
• sales	—	—	—	—	—	—
b) currency
• currency against currency	—	—	—	—	2,983	—
• purchases against euro	—	—	—	—	17,000	—
• sales against euro	—	66,192	—	—	264,650	—
c) other instruments
• purchases	—	—	—	—	—	—
• sales	—	—	—	—	—	—
3.2 Without exchange of capital
a) currency
• currency against currency	—	—	—	—	—	—
• purchases against euro	—	—	—	—	—	—
• sales against euro	—	—	—	—	—	—
b) other instruments
• purchases	116,112	61,600	—	254,554	—	—
• sales	—	—	—	—	—	—

Derivative contracts without exchenge of capital include 116.1 million euros for hedging the index bonus incentive provided for in the 1999/2001 three-year plan and 61.6 million euros related to the new 2002 plan.

B - SECTION 11

CONCENTRATION AND DISTRIBUTION OF ASSETS AND LIABILITIES

11.1 Significant exposures

	31.12.2001	31.12.2000

a) Amount	—	—
b) Number	—	—

11.2 Distribution of loans to customers by category of borrower

a) Governments	—	—
b) Other public entities	—	11
c) Non-financial companies	90,462	70,207
d) Financial institutions	181	1,399
e) Family businesses	1,356	1,198
f) Other operators	392,758	270,473
Total	484,757	343,288

11.3 Distribution of loans to resident non-financial and family businesses

	31.12.2001	31.12.2000

Business sector:
a) 1a - other, sales services	45,875	25,063
b) 2a - construction and public works	15,006	12,620
c) 3a - commerce, salvage and repairs	11,034	6,424
d) 4a - fashion products	4,711	2,836
e) 5a - hotel services	3462	1,597
f) Other sectors	11,730	9,826

11.4 Distribution of guarantees given by main category of counter-debtor

a) Governments	—	—
b) Other public entities	—	—
c) Banks	678	1,192
d) Non-financial companies	27,622	38,981
e) Financial institutions	5,960	1,952
f) Family businesses	—	129
g) Other operators	44,156	20,912
Total	78,416	63,166

11.5 Geographical distribution of assets and liabilities

31.12.2001

	Italy	Other UE countries	Other countries	Total

1. Assets
1.1 Due from banks	1,608,631	1,359,864	420,633	3,389,128
1.2 Loans to customers	481,759	2,992	6	484,757
1.3 Securities	417,229	901,800	9,393	1,328,422
2. Liabilities
2.1 Due to banks	221,133	171,681	114,094	506,908
2.2 Due to customers	2,780,224	769,084	10,909	3,560,217
2.3 Securities issued	3,406	—	—	3,406
2.4 Other accounts	200,000	547	—	200,547
3. Guarantees and commitments	455,996	1,060,279	—	1,516,275

31.12.2000

	Italy	Other UE countries	Other countries	Total

1. Assets
1.1 Due from banks	1,826,180	744,166	444,658	3,015,004
1.2 Loans to customers	343,087	201	—	343,288
1.3 Securities	311,104	560,504	11,287	882,895
2. Liabilities
2.1 Due to banks	198,368	221,445	48,803	468,616
2.2 Due to customers	2,115,969	600,758	3,690	2,720,417
2.3 Securities issued	3,320	—	—	3,320
2.4 Other accounts	200,000	—	—	200,000
3. Guarantees and commitments	105,529	209,573	111	315,213

11.6 Maturities of assets and liabilities

Specified maturity	31.12.2001

			BETWEEN 3	BETWEEN 1 AND 5 YEARS		OVER 5 YEARS
Item / Residual maturity	ON DEMAND	UP TO 3 MONTHS	AND 12 MONTHS	FIXED RATE	FLOATING RATE	FIXED RATE	FLOATING RATE	UNSPECIFIED MATURITY	TOTAL

1. Assets	2,004,883	3,953,297	613,514	247,854	482,775	324	37,450	73,316	7,413,413
1.1 Treasury Securities eligible for refinancing	—	104,836	224,993	—	—	52	—	—	329,881
1.2 Due from banks	1,218,279	2,053,835	45,662	—	—	—	—	71,352	3,389,128
1.3 Loans to customers	376,396	14,852	25,346	243	28,345	271	37,340	1,964	484,757
1.4 Bonds and other debt securities	3,296	204,240	205,661	220,684	358,831	1	110	—	992,823
1.5 Off-balance-sheet transactions	406,912	1,575,534	111,852	26,927	95,599	—	—	—	2,216,824
2. Liabilities	3,436,780	2,101,165	368,734	143,422	237,741	53	200,007	—	6,487,902
2.1 Due to banks	186,764	250,991	69,153	—	—	—	—	—	506,908
2.2 Due to customers	2,890,990	646,497	22,730	—	—	—	—	—	3,560,217
2.3 Securities issued
• bonds	—	—	—	—	—	—	—	—	—
• certificates of deposit	—	—	—	—	—	—	—	—	—
• Other securities	3,406	—	—	—	—	—	—	—	3,406
2.4 Subordinated liabilities	—	—	—	547	—	—	200,000	—	200,547
2.5 Off-balance-sheet transactions	355,620	1,203,677	276,851	142,875	237,741	53	7	—	2,216,824

Specified maturity	31.12.2000

			BETWEEN 3	BETWEEN 1 AND 5 YEARS		OVER 5 YEARS
Item / Residual maturity	ON DEMAND	UP TO 3 MONTHS	AND 12 MONTHS	FIXED RATE	FLOATING RATE	FIXED RATE	FLOATING RATE	UNSPECIFIED MATURITY	TOTAL

1. Assets	2,625,340	1,037,774	663,363	209,056	483,409	4,204	38,581	13,343	5,075,070
1.1 Treasury Securities eligible for refinancing	—	51,188	67,505	30,675	40,850	2,850	—	—	193,068
1.2 Due from banks	2,135,478	382,440	475,625	—	10,000	—	—	11,461	3,015,004
1.3 Loans to customers	239,313	24,114	16,674	4,401	23,277	686	32,941	1,882	343,288
1.4 Bonds and other debt securities	478	25,514	92,271	169,265	387,527	668	3,655	—	679,378
1.5 Off-balance-sheet transactions	250,071	554,518	11,288	4,715	21,755	—	1,985	—	844,332
2. Liabilities	2,449,948	1,053,188	22,632	166,516	342,416	—	201,985	—	4,236,685
2.1 Due to banks	133,631	314,985	20,000	4	4	—	—	—	468,616
2.2 Due to customers	2,072,769	645,091	2,557	—	—	—	—	—	2,720,417
2.3 Securities issued
• bonds	—	—	—	—	—	—	—	—	—
• certificates of deposit	—	—	—	—	—	—	—	—	—
• Other securities	3,320	—	—	—	—	—	—	—	3,320
2.4 Subordinated liabilities	—	—	—	—	—	—	200,000	—	200,000
2.5 Off-balance-sheet transactions	240,228	93,112	75	166,512	342,420	—	1,985	—	844,332

The amounts with “unspecified maturity” include the compulsory reserve with the Bank of Italy and the non-performing loans of Banca Fideuram.

11.7 Assets and liabilities denominated in foreign currencies

	31.12.2001	31.12.2000
a) Assets	843,551	556,301
1. Due from banks	645,211	528,597
2. Loans to customers	14,532	4,888
3. Trading securities	54,660	22,719
4. Equity investments	18,704	—
5. Other accounts	110,444	97
b) Liabilities	710,315	240,827
1. Due to banks	143,977	108,275
2. Due to customers	412,436	132,552
3. Securities issued	—	—
4. Other accounts	153,902	—

11.8 Securitisation

31.12.2001	31.12.2000
5,000	—

Banca Fideuram owns stock, classified in the dealing portfolio, that represents the government securitisation of future receivables deriving from the sale of public real estate.

B - SECTION 12

ADMINISTRATION AND TRADING ON BEHALF OF THIRD PARTIES

12.1 Trading in securities

a) Purchases	340,573	461,049
1. settled	336,650	459,351
2. not settled	3,923	1,698
b) Sales	1,223,195	1,194,863
1. settled	1,207,869	1,190,135
2. not settled	15,326	4,728

12.2 Asset management

Market value of assets under management	14,672,396	10,280,615

The amount mainly regards the assets under management of Fideuram Gestioni Patrimoniali Sim and Fideuram Bank (Lux).

12.3 Custody and administration of securities

a) Third-party securities held on deposit	52,004,522	47,818,477
1. Securities issued by Banca Fideuram	55,524	52,933
• in custody	55,524	52,933
• as guarantees	—	—
2. Other securities	51,948,998	47,765,544
• in custody	51,410,404	47,444,974
• as guarantees	538,594	320,570
b) Third-party securities deposited with third parties	41,270,414	36,466,283
c) Portfolio securities deposited with third parties	1,297,618	874,370

12.4 Collection of receivables on behalf of third parties: credit and debit adjustments

a) Debit adjustments	936	732
1. current accounts	—	—
2. central portfolio	26	83
3. cash	134	255
4. other accounts	776	394
b) Credit adjustments	6,669	4,390
1. current accounts	168	288
2. transferors of notes and documents	6,501	4,102
3. other accounts	—	—

12.5 Other transactions

Unused traveller’s cheques	377	418

PART C

NOTES TO THE CONSOLIDATED
STATEMENT OF INCOME

C - SECTION 1

INTEREST

1.1 Item 10 “Interest income and similar revenues”

	2001	2000

a) On amounts due from banks	126,746	124,073
including: deposits with Central Banks	1,621	1,316
b) On loans to customers	25,355	17,240
c) On debt securities	69,143	32,537
d) Other interest income	1,342	191
e) Net differential on hedging transactions	—	—
Total	222,586	174,041

1.2 Item 20 “Interest expense and similar charges”

a) On amounts due to banks	23,384	23,305
b) On amounts due to customers	123,495	70,198
c) On securities issued	—	—
including: certificates of deposit	—	—
d) On third-party funds administered	—	—
e) On subordinated loans	10,404	9,768
f) Net differential on hedging transactions	—	629
g) Other interest	206	1
Total	157,489	103,901

1.3 Breakdown of item 10 “Interest income and similar revenues”

a) On assets denominated in foreign currencies	26,145	27,064

1.4 Breakdown of item 20 “Interest expense and similar charges”

a) On liabilities denominated in foreign currencies	13,453	38,732

C - SECTION 2

COMMISSIONS

2.1 Item 40 “Commission income”

	2001	2000
a) Guarantees given	221	224
b) Derivatives on loans	1	—
c) Management, dealing and consultancy services
1. dealing in securities	32,455	5,368
2. dealing in currency	52	59
3. asset management
3.1 individual	234,122	146,284
3.2 collective	397,653	521,027
4. custody and administration of securities	13,522	9,892
5. depositary bank	63,778	67,238
6. placement of securities	1,413	9,281
7. acceptance of instructions	44,042	79,715
6. consultancy services	10,781	7,638
9. distribution of services:
9.1 asset management:
a) individual	—	—
b) collective	—	—
9.2 insurance products	36,856	41,087
9.3 other products	—	—
d) Payement and collection services	3,440	3,543
e) Securitisation	—	—
f) Tax collection services	—	—
g) Other services	32,847	19,290
Total	871,183	910,646

Item “C6: placement of securities” is almost entirely composed of commissions earned on public offerings for sale.

The item “Other services” includes 8 million euros commissions on deposits and overdrawn current accounts.

2.2 Detail of item 40 “Commission income” Distribution network

a) own branches:
1. asset management	4,252	—
2. placement of securities	—	—
3. products of third parties	—	—
b) outside:
1. asset management	627,523	667,311
2. placement of securities	1,413	9,281
3. products of third parties	36,856	41,087

2.3 Item 50 “Commission expense”

a) Guarantees received	—	—
b) Derivatives on loans	—	—
c) Management and dealing services
1. dealing in securities	3,754	4,603
2. dealing in currency	54	51
3. asset management
3.1 own portfolio	—	—
3.2 third parties portfolio	—	—
4. custody and administration of securities	8,452	7,396
5. depositary bank	—	—
6. outside offering of securities, financial products and services	348,151	473,913
d) Payment and collection services	1,756	1,388
e) Other services	15,189	15,097
Total	377,356	502,447

C - SECTION 3

DEALING PROFITS AND LOSSES

3.1 Item 60 “Dealing profits (losses)”

	2001	2000
Securities transactions
A.1 Revaluations	762	741
A.2 Write-downs	(3,259)	(3,329)
B. Other profits (losses)	17,682	2,525
Total	15,185	(63)
1. Government securities	4,582	1,919
2. Other debt securities	9,212	134
3. Equities	1,391	(2,116)
4. Security derivatives	—	—

Currency transactions
A.1 Revaluations	—	—
A.2 Write-downs	—	—
B. Other profits (losses)	(5,189)	(260)
Total	(5,189)	(260)

Other transactions
A.1 Revaluations	—	—
A.2 Write-downs	—	—
B. Other profits (losses)	687	(60)
Total	687	(60)

C - SECTION 4

ADMINISTRATIVE COSTS

4.1 Average number of employees

a) Directors	55	53
b) Managers	401	278
c) Other employees	1,046	970
Total	1,502	1,301

The average number of employees was determined taking into account only those companies consolidated on a line-by-line basis.

Number of branches

Number of branches at the end of the period	86	75

The total as at 31.12.2001 comprised 82 branches of Banca Fideuram plus those in Zurich, Lugano, Luxembourg and Paris.

Item 80 “Administrative costs”

	2001	2000

a) Payroll costs:	119,581	109,390
• wages and salaries	83,463	77,257
• social security contributions	24,263	21,084
• severance indemnities	4,823	4,297
• pensions and other commitments	2,027	2,588
• others	5,005	4,164
b) Other administrative costs:	152,953	115,031
• consultancy and professional fees	25,764	15,977
• rentals and shared building costs	19,593	14,597
• indirect taxes	19,032	16,126
• data processing	12,378	5,940
• management of private bankers network	10,424	9,364
• software maintenance charges	8,571	6,545
• postage, telephone, electricity, telex and data transmission	8,503	7,548
• database, information and search services	5,205	2,951
• advertising	4,362	2,065
• equipment rentals	4,290	3,325
• printing and stationary	3,645	3,387
• maintenance of furniture, plant and equipment	3,515	3,051
• travel	3,058	3,121
• personnel expenses deductible for italian IRAP tax purposes	2,469	2,508
• Euro / year 2000 consultancy	1,899	604
• emoluments of Directors and Statutory Auditors	1,720	1,373
• transport and fitting-out of offices	1,534	1,650
• lighting	1,487	1,840
• security and transport of valuables	1,394	1,256
• insurance	1,335	855
• cleaning	1,097	1,033
• auditing	842	621
• interbank services	783	729
• others	10,053	8,565
Total	272,534	224,421

The item “Indirect taxes” principally comprised stamp duty and tax on stock market contracts that were almost entirely recharged to customers, as can be seen from item 70 “Other operating income”.

C - SECTION 5

ADJUSTMENTS,WRITE-BACKS AND PROVISIONS

Item 90 “Adjustments to intangible and tangible fixed assets”

a) Intangible fixed assets - amortisation of:	18,574	31,162
• goodwill upon transfer of Imigest business	—	13,715
• other goodwill	583	595
• improvements to leasehold properties	3,165	2,595
• software	13,827	13,871
• others	999	386
b) Tangible fixed assets depreciation of:	12,078	10,744
• immovable property	2,757	2,729
• furniture and furnishings	1,510	2,039
• others	7,811	5,976
c) Amortisation of purchased goodwill	23,976	16,436
Total	54,628	58,342

Item 100 “Provisions for risks and charges”

	2001	2000
• losses on commissions advanced	37,600	2,591
• legal disputes and claims from receivers	2,374	620
• private bankers’ severance indemnities	3,311	5,774
• other charges	1,032	217
Total	44,317	9,202

See the comment on item 7.2 subitem 80 d) in part B above regarding losses on commissions advanced.

5.1 Item 120 “Adjustments to loans and provisions for guarantees and commitments”

a) Adjustments to loans		3,817	2,971
including:	• general adjustments for country risk	110	—
	• other general adjustments	2,956	2,187
b) Provisions for guarantees and commitments		—	—
Total		3,817	2,971

Item 130 “Write-backs of loans and provisions for guarantees and commitments”

Write-backs due to:
• collection of loans previously written off	875	321
• collection of loans previously written down	115	47
• revaluation of loans previously written down	7	260
• collection of default interest previously written down	40	25
• guarantees and commitments	—	—
Total	1,037	653

Item 150 “Adjustments to financial fixed assets”

Losses on insignificant investments	1	1

Item 160 “Write-backs of financial fixed assets”

Gains on insignificant investments	162	15

C - SECTION 6

OTHER STATEMENT OF INCOME ITEMS

6.1 Item 70 “Other operating income”

Recovery of taxes	15,039	14,754
Recovery of expenses	5,400	5,239
Rental income	28	30
Other income	2,499	630
Total	22,966	20,653

6.2 Item 110 “Other operating expenses”

Other	208	205

Item 170 “Income from investments carried at equity”

	2001	2000

Fideuram Vita S.p.A.	5,628	46,036
Fideuram Assicurazioni S.p.A.	2,077	2,413
Sanpaolo IMI Institutional Asset Management S.p.A.	243	(100)
Total	7,948	48,349

Fideuram Vita’s annual results were adversely affected by a 10.5 million euro write-off connected with the Enron affair.

6.3 Item 190 “Extraordinary income”

Sale of Mesaction.com	6,943	—
Out-of-period income and amounts not payable	5,774	3,526
Florence offices	1,549	—
Reversal of tax provisions	—	342
Gains on the disposal of tangible assets	50	12
Other income	895	377
Total	15,211	4,257

6.4 Item 200  “Extraordinary expenses”

	2001	2000

Out-of-period expenses and amounts not collectible	4,820	2,538

Item 240 “Income taxes”

Income tax costs were as follows:

Provision for taxation (net of tax credit)	23,542	59,329
Provision for deferred tax liabilities	6,318	41,439
Provision for income taxes	29,860	100,768
Reversal of deferred tax liabilities	(42,510)	(24,144)
Recognition of deferred tax assets	(35,825)	(53,357)
Reversal of deferred tax assets	59,556	7,255
Income taxes for the period	11,081	30,522

C - SECTION 7

OTHER INFORMATION ON THE CONSOLIDATED STATEMENT OF INCOME

7.1 Geographical distribution of revenues

This information is not provided since the revenues reported in items 10, 30, 40, 60 and 70 of the Statement of Income, totalling 1,128,013,000 euros (1,105,048,000 in 2000), were earned on markets that do not differ significantly from one another where the organisation of the Bank is concerned.

Transactions with Group companies	2001

	SUBSIDIARIES (*)	COMPANIES SUBJECT TO CONSIDERABLE INFLUENCE	PARENT COMPANY	COMPANIES CONTROLLED BY THE PARENT COMPANY	TOTAL

Item 10: Interest income and similar revenues	13	—	3,915	50,593	54,521
Item 20: Interest expense and similar charges	8,976	1	701	753	10,431
Item 30: Dividends and other revenues	—	—	—	—	—
Item 40: Commission income	43,152	—	—	933	44,085
Item 50: Commission expense	206	—	—	2,190	2,396
Item 70: Other operating income	991	—	89	7	1,087
Item 80: Administrative costs	1,279	—	382	—	1,661
Item 180: Extraordinary income	20	—	—	—	20
Item 200: Extraordinary expenses	—	—	—	—	—

2000

	SUBSIDIARIES (*)	COMPANIES SUBJECT TO CONSIDERABLE INFLUENCE	PARENT COMPANY	COMPANIES CONTROLLED BY THE PARENT COMPANY	TOTAL

Item 10: Interest income and similar revenues	17	—	2,171	11,569	13,757
Item 20: Interest expense and similar charges	2,146	—	692	295	3,133
Item 30: Dividends and other revenues	—	—	—	—	—
Item 40: Commission income	22,673	—	—	1,462	24,135
Item 50: Commission expense	—	—	—	2,186	2,186
Item 70: Other operating income	532	—	198	210	940
Item 80: Administrative costs	306	—	489	—	795
Item 180: Extraordinary income	—	—	—	—	—
Item 200: Extraordinary expenses	—	—	—	—	—

(*) Subsidiaries consolidated using the equity method.

PART D

OTHER INFORMATION

D - SECTION 1

DIRECTORS AND STATUTORY AUDITORS

1.1 Remuneration

	2001	2000

a) Directors	1,567	1,199
b) Statutory Auditors	153	174

Remuneration paid to Directors, Statutory Auditors and General Managers
(pursuant to article 78 of Consob resolution no.11971 of 14.5.1999)

SUBJECT	POSITION		REMUNERATION (IN THOUSANDS OF EUROS)
SURNAME AND NAME	POSITION HELD	TERM OF OFFICE	REMUNERATION	BENEFITS IN KIND	BONUS AND OTHER INCENTIVES		OTHER EMOLUMENTS

Prati Mario *	Chairman BF	april 00/2003	232				5
	Chairman FB Lux	march 00/2003	45
	Chairman FGP	april 00/2003	10
	Chairman F Fund	march 00/2003	5
	Chairman FG	march 00/dec. 01	10
	Chairman FC	march 01/2003	10
	Deputy Chairman FOI	march 00/dec. 01	14				5
	Deputy Chairman FV	april 01/2004	26

Cirri Fignagnani Franca *	Deputy Chairman BF	april 00/2003	77				4
	Director FOI	march 00/dec. 01	5

Ruffolo Ugo *	Managing Director BF	april 00/2003	52		128
	General Manager BF		367	1	310	**

Forti Giorgio	Director BF	april 00/2003	26				2
	Chairman FF	april 00/2003	44
	Director FV	april 01/2004	10

Nattino Gianpietro	Director BF	april 00/2003	26				2
	Deputy Chairman FF	april 00/2003	21

Paolillo Mario	Chairman of Board of Statutory Auditors BF	april 99/2002	26				2

Codacci Pisanelli Vito	Auditor BF	april 99/2002	22				2
	Chairman of Board of Statutory Auditors FV	april 01/2004	15

Grimaldi Gian Paolo	Auditor BF	april 99/2002	18				2
	Chairman of Board of Statutory Auditors FGP	april 01/2004	8
	Chairman of Board of Statutory Auditors FC	april 00/2003	8
	Auditor FV	april 01/2004	7

The list does not include Directors whose remuneration has been paid directly to their Company of origin.

**          To the General Manager Ugo Ruffolo is also due the index bonus incentive provided for the 1999/2001 three-year plan. The reference amount is 929.6 million euros, excluding the revaluation of share price in the last quarter of the current year.

*                 Members of the Executive Committee

BF - Banca Fideuram

FA - Fideuram Assicurazioni

FF - Fideuram Fondi

FGP - Fideuram Gestioni Patrimoniali Sim

FV - Fideuram Vita

FOI - Fonditalia Management

FC - Fideuram Capital Sim

FB Lux - Fideuram Bank (Luxembourg)

F Fund - Fideuram Fund

FG - Fideuram Gestions

STATEMENT OF CONSOLIDATED CASH FLOWS

(figures in thousands of euros)

	2001	2000
Funds generated from operations
Net income	225,930	223,739
Minority interest in net income	190	33
Adjustments to tangible and intangible fixed assets	54,628	58,342
Net adjustments to loans	2,780	2,318
Adjustments to equity investments valued at cost	(161)	(14)
Extraordinary items, net	(10,391)	(1,719)
Income from investments carried at equity	(7,948)	(48,349)
Change in provision for severance indemnities	2,574	2,112
Change in provision for pensions and indemnities	—	(624)
Change in provision for taxation	(63,327)	46,758
Change in other provisions for risks and charges	41,769	7,408
Change in accrued expense and deferred income	5,441	8,145
Change in accrued income and prepaid expenses	4,531	(15,680)
FUNDS GENERATED FROM OPERATIONS	256,016	282,469

Funds used in investment activities
Change in tangible and intangible fixed assets	(39,791)	(130,104)
Change in equity investments	15,366	38,653
Change in dealing securities	(456,456)	(225,112)
Change in investment securities	10,929	(27,747)
Change in bank deposits	(175,742)	415,436
Change in loans	12,923	(33,278)
Change in reverse repurchase agreements	(201,661)	(193,296)
Change in other investment activities	(73,055)	(373,104)
FUNDS USED IN INVESTMENT ACTIVITIES	(907,487)	(528,552)

Funds generated from financing activities
Change in reverse repurchase agreements	31,707	591,403
Change in securities issued	86	(3,328)
Change in other borrowings	846,385	(739,608)
Dividends paid	(127,296)	(84,526)
Change in other liabilities	(76,030)	456,672
Subordinated liabilities	547	463
Change in minority interests	(6,342)	9,413
Change in shareholders’ equity accounts	235	17,941
FUNDS GENERATED FROM FINANCING ACTIVITIES	669,292	248,431

Increase (decrease) in cash and liquid assets	17,821	2,348
Cash and liquid assets - Opening balance	11,438	9,090
CASH AND LIQUID ASSETS - CLOSING BALANCE	29,259	11,438

INDEPENDENT AUDITORS’ REPORT

INDEPENDENT AUDITORS’ REPORT

PricewaterhouseCoopers SpA

INDEPENDENT AUDITORS’ REPORT IN ACCORDANCE WITH ARTICLE 156 OF LEGISLATIVE DEGREE NO. 58 OF 24 FEBRUARY 1998.

To the shareholders of Banca Fideuram SpA

1                  We have audited the consolidated financial statements of the Banca Fideuram Group for the year ended 31 December 2001. The preparation of the financial statements is the responsibility of the directors of the company Banca Fideuram SpA. It is our responsibility to express a professional opinion on the financial statements based on our audit.

2                  We conducted our audit in accordance with the auditing principles and criteria recommended by the Italian National Commission for Listed Companies and the Stock Exchange (CONSOB). In accordance with the said principles and criteria, the audit was planned and conducted in such a way as to acquire every element necessary to ascertain that the consolidated financial statements are free of any material misstatements and as a whole reliable. The audit included tests on a sample basis on the probative elements supporting the balances and information contained in the financial statements, together with an assessment of the appropriateness and correctness of the accounting principles used, and of the extent to which the directors’ estimates are well-founded. We consider the audit to provide a reasonable basis for the expression of our professional opinion.

The financial statements of certain subsidiaries constituting approximately 1.3 percent of the consolidated total assets and 18.7 percent of the total net interest and net revenues have been audited by other auditors, who provided us with their related reports. Our opinion expressed in this report is also based on the audits carried out by other auditors insofar as it relates to the accounts of these companies included in the consolidated financial statements.

You are referred to our report issued on 27 March 2001 for the opinion on the prior year consolidated financial statements, which are presented for comparative purposes as required by law.

3                  It is our opinion that the consolidated financial statements of the Banca Fideuram Group as at 31 December 2001 have been properly prepared and give a clear, true and fair view of the Group’s financial position and of the results of its operations in compliance with Italian law governing consolidated financial statements.

Milan, 27 March 2002

PricewaterhouseCoopers SpA

Fabrizio Piva
(Auditor)

This report has been translated from the original, which was issued in accordance with Italian practice.

Sede legale: Milano 20124 Via Vittor Pisani 20 Tel. 0267831 Fax 0266981433 Cap. Soc. 3.754.400,00 Euro i.v., C.F. e P. IVA e Reg. Imp. Milano 12979880155 Iscritta all’Albo Consob – Altri uffici: Ancona 60123 Via Corridoni 2 Tel. 07136881 – Bari 70125 Viale della Repubblica 110 Tel. 0805429863 – Bologna 40122 Via delle Lame 111 Tel. 051526611 – Brescia 25124 Via Cefalonia 70 Tel. 0302219811 – Firenze 50129 Viale Milton 65 Tel. 0554627100 – Genova 16121 Piazza Dante 7 Tel. 01029041 – Milano 20122 Corso Europa 2 Tel. 0277851 – Napoli 80121 Piazza dei Martiri 30 Tel. 0817644441 – Padova 35137 Largo Europa 16 Tel. 0498762677 – Palermo 90141 Via Marchese Ugo 60 Tel. 091349737 – Parma 43100 V.le Tanara 20/A Tel. 0521242848 – Roma 00154 Largo Fochetti 29 Tel. 06570251 –  Torino 10129 Corso Montevecchio 37 Tel. 011556771 – Trento 38100 Via Manzoni 16 Tel. 0461237004 – Treviso 31100 Piazza Crispi 8 Tel. 0422542726 – Trieste 34125 Via Cesare Battisti 18 Tel. 0403480781 – Udine 33100 Via Marinoni 12 Tel. 043225789 – Verona 37122 Corso Porta Nuova 125 Tel. 0458002561

English language version by
Michael Benis  BA  MITI

Mercurio S.r.l.

Studi di promozione pubblicitaria - Milan

BANCA FIDEURAM 2 0 0 1

www.fideuram.it

Banca Fideuram S.p.A.

Registered Office in Milan:

Corso di Porta Romana, 16 • 20122 Milano

Tel. (02) 85181 - Fax (02) 85185235

Permanent Secondary Office in Rome:

Piazzale Giulio Douhet, 31 • 00143 Roma

Tel. (06) 59021 • Fax (06) 59022634

Call center
800 - 099 300